Dated 25 September 2019

PRUDENTIAL PLC

and

M&G PLC

DEMERGER AGREEMENT

Slaughter and May
One Bunhill Row
London EC1Y 8YY
(DGW/CQT/JQR)

556754477

Contents **Page**

1.	Interpretation	4
2.	Conditions Precedent	14
3.	Pre-Completion Obligations	16
4.	Transfer of M&G Shares	17
5.	Completion Obligations	17
6.	Separation Committee	18
7.	Separation of Businesses	19
8.	Guarantees and Undertakings	19
9.	Contractual Arrangements and Dealings with Third Parties	20
10.	Access to Corporate Data	22
11.	Access to Personal Data	24
12.	Deletion of Confidential Data	24
13.	Debt Rebalancing	25
14.	Share Schemes	26
15.	Insurance	26
16.	Wrong Pockets	26
17.	Dispute Resolution	27
18.	Costs and Expenses	28
19.	Confidentiality	28
20.	Announcements	29
21.	Payments	30
22.	Further Assurance and Cooperation	30
23.	Notices	31
24.	Entire Agreement	32

25.	Contracts (Rights of Third Parties) Act 1999	32
26.	Miscellanous	33
27.	Governing Law	34

SCHEDULE 1 Costs	35
SCHEDULE 2 Mutual Indemnities	36
SCHEDULE 3 Provisions on Claims under the Mutual Indemnities	39
SCHEDULE 4 Access to Personal Data	45
SCHEDULE 5 Employee Share Schemes	58
SCHEDULE 6 Insurance	62

This Agreement is made as a deed on 25 September 2019:

BETWEEN:

1. **PRUDENTIAL PLC**, a company incorporated in England with number 1397169, having its registered office at 1 Angel Court, London EC2R 7AG ("**Prudential**"); and

2. **M&G PLC**, a company incorporated in England with number 11444019, having its registered office at 10 Fenchurch Avenue, London EC3M 5AG ("**M&G**")

WHEREAS:

(A) Prudential intends to demerge M&G by way of a direct dividend demerger.

(B) M&G is a wholly-owned direct subsidiary of Prudential and the holding company of the M&G Business and the M&G Group Companies.

(C) Prudential and M&G have conditionally agreed on the terms of this Agreement that Prudential will, pursuant to the Demerger Resolution, pay the Demerger Dividend to Qualifying Prudential Shareholders. The Demerger is expected to be implemented on 21 October 2019, immediately prior to Admission.

(D) The parties intend to implement a rebalancing of debt between Prudential and M&G which it is intended will be completed before Completion.

(E) The parties also intend that M&G will declare and pay the Pre-Separation Dividend before Completion.

(F) This Agreement, which is a deed, sets out the terms on which the Demerger is intended to be effected and certain terms on which the relations between Prudential and M&G will be governed following Completion.

THIS DEED PROVIDES as follows:

1. INTERPRETATION

1.1 In this Agreement and the schedules:

"2018 Debt" means Prudential's USD 500,000,000 6.500 per cent. Resettable Dated Tier 2 Notes due 20 October, 2048 £500,000,000 6.250 per cent. Resettable Dated Tier 2 Notes due 20 October, 2068 and £750,000,000 5.625 per cent. Resettable Dated Tier 2 Notes due 20 October, 2051;

"Accrued Interest Amount" means £26,000,000, the agreed amount in respect of:

(i) the amount of accrued interest that has not yet been paid to holders of Substitutable Debt at the point of substitution; *less*

(ii) the coupon payment due on the 2018 Debt on 21 October 2019;

"Admission" means admission of the M&G Shares to the premium listing segment of the Official List of the UKLA and to trading on the London Stock Exchange's main market for listed securities;

"Brand Agreement" the agreement entered into between M&G and Prudential on or about the date of this Agreement, which provides for, among other things, an assignment of the PRUDENTIAL/PRU names and marks in the UK and Europe;

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London, UK;

"Business Information" means all information in whatever form held, including (without limitation) all:

(i) formulas, designs, specifications, drawings, know-how, manuals and instructions;

(ii) customer lists, sales, marketing and promotional information;

(iii) business plans and forecasts;

(iv) technical or other expertise; and

(v) all accounting and Tax records, correspondence, orders and inquiries;

"Change of Control" means a change in the direct or indirect ownership of a party which results in a person (and/or its affiliates and/or persons acting in concert with it) acquiring Control of such party;

"Circular" means the circular to be dated with the Posting Date and to be sent to the shareholders of Prudential in connection with the Demerger, including a notice of general meeting of Prudential;

"CoC Party" has the meaning given to that term in clause 12.1 (Deletion of Confidential Data);

"Completion" means completion of the Demerger by way of implementation of the Completion Steps;

"Completion Steps" means the steps set out in clause 5.2 (Completion Obligations);

"**Conditions Precedent**" means the conditions set out in clause 2.1 (Conditions);

"**Confidential Data**" means any confidential data relating to the Non-CoC Party held by the CoC Party as notified by the Non-CoC Party in a request made pursuant to clause 12.1 (Deletion of Confidential Data);

"**Control**" means, in relation to a company, the ability of a person to ensure that the activities and business of that company are conducted in accordance with the wishes of that person, and a person shall be deemed to have control of a company if it possesses or is entitled to acquire the majority of the issued share capital or the voting rights in that company, has the right to appoint or remove the majority of the directors of the company or has the right to receive the majority of the income of that company on any distribution by it of all of its income or the majority of its assets on a winding up, and "**Controlled**" shall be construed accordingly;

"**Corporate Data**" means any data under the control of a Providing Party or any of its subsidiaries, other than Corporate Personal Data and Personal Data;

"**Corporate Personal Data**" means any:

(i) employee names;

(ii) corporate email addresses;

(iii) corporate phone numbers and dial-in details;

(iv) corporate work addresses;

(v) job titles; or

(vi) Personal Data contained in signature blocks of contracts,

obtained, or to be obtained, incidentally by a Requesting Party from a Providing Party solely as a consequence of a request for Corporate Data pursuant to clause 10.1 (Access to Corporate Data);

"**Costs**" means charges and reasonable costs (including legal costs) and expenses (other than, subject to the below, in each case, Tax), which are properly incurred and of an out-of-pocket nature, together with any amounts in respect of VAT comprised in such charges, costs and expenses but only to the extent not recoverable;

"Debt Consideration" means:

(i) the proceeds received by Prudential on issuance of the Substitutable Debt (translated into pounds sterling at the exchange rate prevailing two business days prior to the date of substitution to the extent required); *less*

(ii) unamortised transaction costs for the Substitutable Debt (translated into pounds sterling at the exchange rate prevailing two business days prior to the date of substitution to the extent required); *plus*

(iii) the Accrued Interest Amount;

"Demerger" means the proposed demerger of M&G pursuant to the Demerger Dividend;

"Demerger Dividend" means the interim dividend, in specie, proposed to be declared by the Prudential Board to effect the Demerger pursuant to the authority granted to the Prudential Board under the Demerger Resolution;

"Demerger Record Time" means 6.00 p.m. on 18 October 2019, or such other time and/or date prior to Admission as the Prudential Board may, in its absolute discretion, determine;

"Demerger Resolution" means resolution 1 set out in the notice of general meeting of Prudential included in the Circular;

"Demerging Group" means M&G and its subsidiaries from Completion;

"Excluded M&G Business Liability" has the meaning given to that term in Schedule 2 (Mutual Indemnities);

"Excluded Prudential Business Liability" has the meaning given to that term in Schedule 2 (Mutual Indemnities);

"FSMA" means the Financial Services and Markets Act 2000;

"GDPR" means Regulation 2016/679 of the European Parliament and of the Council of the European Union of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC, and any successor laws arising out of the withdrawal of a member state from the European Union;

"Group"	means the Prudential Group or the Demerging Group, as the context requires;
"Group Company"	means a Prudential Group Company or a M&G Group Company, as the context requires;
"HKEx"	means the Stock Exchange of Hong Kong Limited;
"HMRC"	means HM Revenue & Customs;
"Indemnified Party"	has the meaning given to that term in Schedule 3 (Provisions on Claims under the Mutual Indemnities);
"Indemnifying Party"	has the meaning given to that term in Schedule 3 (Provisions on Claims under the Mutual Indemnities);
"Insurance Date"	has the meaning given to that term in Schedule 3 (Provisions on Claims under the Mutual Indemnities);
"Intellectual Property Rights"	means all patents, trade and service marks, trade and service names, logos, copyrights (including, without limitation, rights in computer software), rights in designs and rights in databases (whether or not any of these is registered and including any applications for registration of any such thing) and all other intellectual property rights or forms of protection of a similar nature or having equivalent or similar effect to any of the foregoing, which subsist anywhere in the world;
"Lansing Data Centre Agreement"	means the agreement entered into on 7 May 2019 between Prudential and M&G in respect of M&G's access to certain IT applications and services through data centres operated by the Prudential Group;
"Listing Conditions"	means the conditions to which an approval by the UKLA of the admission of the M&G Shares to the Official List with a premium listing is expressed to be subject;
"London Stock Exchange"	means London Stock Exchange plc;
"Long Stop Date"	has the meaning given to that term in clause 2.1 (Conditions Precedent);
"M&G Board"	means the board of M&G Directors and any duly authorised committee of that board, from time to time;
"M&G Business"	means the business operated from time to time by the Demerging Group, which is described in the Prospectus;

"M&G Business Liabilities"	has the meaning given to that term in Schedule 2 (Mutual Indemnities);
"M&G Directors"	means the directors of M&G, from time to time;
"M&G Group Companies"	means any member of the Demerging Group from time to time, and "**M&G Group Company**" shall be construed accordingly;
"M&G Group Company Guarantee"	means any guarantee, indemnity, bond, warranty, covenant, security or collateral obligations given by any M&G Group Company in respect of any Prudential Group Company or any liabilities or obligations of any Prudential Group Company or the Prudential Business;
"M&G Pension Schemes"	means, together, the Prudential Staff Pension Scheme, the M&G Group Pension Scheme and the Scottish Amicable Staff Pension Scheme;
"M&G Shares"	means ordinary shares in the capital of M&G in issue immediately prior to Completion;
"M&G Sponsor's Agreement"	means the sponsor's agreement entered into between Goldman Sachs International and M&G dated on or about the date of this Agreement in connection with M&G's application for Admission;
"Mutual Indemnities"	means the indemnities given by Prudential to M&G, or by M&G to Prudential, which are contained in clause 8 (Guarantees) and Schedule 2 (Mutual Indemnities);
"Non-CoC Party"	has the meaning given to that term in clause 12.1 (Deletion of Confidential Data);
"Other Group"	means, in relation to a Prudential Group Company, the Demerging Group and, in relation to an M&G Group Company, the Prudential Group;
"Personal Data"	has the meaning given to it in the GDPR, excluding Corporate Personal Data;
"Personal Data Provider"	has the meaning given to that term in clause 11.1 (Access to Personal Data);
"Personal Data Requester"	has the meaning given to that term in clause 11.1 (Access to Personal Data);
"Posting Date"	means the date of this Agreement (or such other date as may be agreed by Prudential and M&G as the date for the issue

	and dispatch of the Circular and the publication of the Prospectus);
"**Pre-Demerger Group**"	means, together, the Prudential Group and the Demerging Group;
"**Pre-Separation Dividend**"	means the pre-Demerger cash dividend of £2,968 million to be declared and paid by M&G to Prudential prior to Completion;
"**Prospectus**"	means the prospectus relating to the Admission of the M&G Shares to be dated the Posting Date;
"**Providing Party**"	has the meaning given to that term in clause 10.1 (Access to Corporate Data);
"**Prudential Board**"	means the board of Prudential Directors and any duly authorised committee of that board, from time to time;
"**Prudential Business**"	means the business operated from time to time by the Prudential Group, which is described in the Circular;
"**Prudential Business Liabilities**"	has the meaning given to that term in Schedule 2 (Mutual Indemnities);
"**Prudential Directors**"	means the directors of Prudential from time to time;
"**Prudential Group**"	means Prudential and its subsidiary companies from Completion;
"**Prudential Group Companies**"	means any member of the Prudential Group from time to time, and "**Prudential Group Company**" shall be construed accordingly;
"**Prudential Group Company Guarantee**"	means any guarantee, indemnity, bond, warranty, covenant, security or collateral obligations given by any Prudential Group Company in respect of any M&G Group Company or any liabilities or obligations of any M&G Group Company or the M&G Business;
"**Prudential Pension Scheme**"	means the Prudential Group Head Office and Corporate Property Pension Scheme;
"**Prudential Shareholders**"	means holders of the Prudential Shares on the register of members of Prudential from time to time;
"**Prudential Share Schemes**"	means any or all of the Prudential Savings-Related Share Option Scheme, the Prudential International Savings-Related Share Option Scheme, the Prudential Europe Share Participation Plan, the Prudential Group Share Incentive

Plan, the Prudential Services Limited Share Incentive Plan, the Prudential UK Services Limited Share Incentive Plan, the Prudential Corporation Asia All-Employee Share Purchase Plan, the Prudential Group Deferred Bonus Plan 2010, the Prudential Corporation Asia Deferred Bonus Plan, the PruCap Business Deferred Bonus Plan, the Prudential Deferred Annual Incentive Plan 2013, the Prudential Long-Term Incentive Plan, the PCA Long-Term Incentive Plan, the Prudential Restricted Stock Plan 2015 and the Prudential 1992 Restricted Share Award Plan;

"Prudential Shares"	means ordinary shares in the capital of Prudential;
"Prudential Sponsors' Agreement"	means the sponsors' agreement entered into among Goldman Sachs International, N.M. Rothschilds & Sons Limited and Prudential dated on or about the date of this Agreement in connection with the Circular;
"PRUDENTIAL/PRU Names and Marks"	has the meaning given to that term in the Brand Agreement;
"Qualifying Prudential Shareholders"	means the Prudential Shareholders on the register of members of Prudential at the Demerger Record Time;
"Requesting Party"	has the meaning given to that term in clause 10.1 (Access to Corporate Data);
"Substitutable Debt"	means the 2018 Debt together with Prudential's £600,000,000 5.56 per cent. Dated Tier 2 Notes due 20 July, 2055, £700,000,000 6.34 per cent. Dated Tier 2 Notes due 19 December, 2063 and £300,000,000 3.875 per cent. Resettable Dated Tier 2 Notes due 20 July, 2049;
"Tax"	means all taxes, levies, duties and imposts and any charges, deductions or withholdings in the nature of tax, including taxes on gross or net income, profits or gains and taxes on receipts, sales, use, occupation, development, franchise, employment, value added and personal property, whether of the United Kingdom or elsewhere, together with all penalties, charges and interest relating to any of them or to any failure to file any return required for the purposes of any of them, but not including rates in respect of business premises or utilities, or other items generally treated as revenue expenditure;
"Tax Authority"	means any authority responsible for the collection or management of any Tax;

"**Tax Covenant**"	means the tax covenant entered into between Prudential and M&G on or around the date of this Agreement;
"**Third Party Consents**"	means all consents, licences, permits, approvals or any agreements of third party providers as are required for the performance of the obligations of the parties under clause 9 (Contractual Arrangements and Dealings with Third Parties);
"**Transitional Services Agreement**"	means the agreement entered into between Prudential and M&G in respect of transitional services to be provided following Completion;
"**UKLA**"	means the Financial Conduct Authority acting in its capacity as the competent authority under Part VI of FSMA;
"**VAT**"	means: (i) within the European Union, any Tax imposed by any Member State in conformity with the Directive of the Council of the European Union on the Common System of Value Added Tax (2006/112/EC); and (ii) outside the European Union, any Tax corresponding to, or substantially similar to, the common system of value added tax referred to in paragraph (i) of this definition; and
"**Working Hours**"	means 9.00 a.m. to 5.00 p.m. on a Business Day.

1.2 In this Agreement, unless otherwise specified:

(A) references to clauses, sub-clauses, paragraphs, sub-paragraphs, and schedules are to clauses, sub-clauses, paragraphs, sub-paragraphs of, and schedules to, this Agreement;

(B) use of any gender includes the other genders;

(C) references to a "**company**" shall be construed so as to include any corporation or other body corporate, wherever and however incorporated or established;

(D) references to a "**person**" shall be construed so as to include any individual, firm, company, corporation, body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(E) references to a "**holding company**" or a "**subsidiary**" shall be construed as a holding company or subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006;

(F) references to a "**parent undertaking**" shall be construed as a parent undertaking as defined in section 1162 of the Companies Act 2006;

(G) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted and shall include any subordinate legislation made from time to time under that statute or statutory provision, except to the extent that any amendment or modification made after the date of this Agreement would increase or alter the liability of Prudential or M&G under this Agreement;

(H) any reference to a "**day**" (including within the phrase "**Business Day**") shall mean a period of 24 hours running from midnight to midnight;

(I) references to times are to London time;

(J) references to "**indemnify**" and "**indemnifying**" any person against any circumstance include indemnifying and keeping him harmless on an after-Tax basis from all actions, claims and proceedings from time to time made against that person and all loss or damage and all payments, costs or expenses made or incurred by that person as a consequence of or which would not have arisen but for that circumstance;

(K) any indemnity or obligation to pay (the "**Payment Obligation**") being given or assumed on an "**after-Tax basis**" or expressed to be "**calculated on an after-Tax basis**" means that the amount payable pursuant to such Payment Obligation (the "**Payment**") shall be calculated in such a manner as will ensure that, after taking into account:

(i) any Tax required to be deducted or withheld from the Payment;

(ii) the amount and timing of any additional Tax which becomes payable as a result of the Payment's being subject to Tax; and

(iii) the amount and timing of any Tax benefit which is obtained, to the extent that such Tax benefit is attributable to the matter giving rise to the Payment Obligation,

the recipient of the Payment is in the same position as that in which it would have been if the matter giving rise to the Payment Obligation had not occurred (or, in the case of a Payment Obligation arising by reference to a matter affecting a person other than the recipient of the Payment, the recipient of the Payment and that other person are, taken together, in the same position as that in which they would have been had the matter giving rise to the Payment Obligation not occurred), provided that the amount of the Payment shall not exceed that which it would have been if it had been regarded for all Tax purposes as received solely by the recipient and not any other person;

(L) the formulation "to the extent that" shall be read as meaning "if, but only to the extent that"; and

(M) the rule known as the ejusdem generis rule shall not apply and accordingly:

(i) general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(ii) general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.2 In this Agreement, unless otherwise specified:

(A) all headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Agreement; and

(B) the schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the schedules.

2. CONDITIONS PRECEDENT

2.1 The provisions of this Agreement, other than those arising under clause 1 (Interpretation), clause 2 (Conditions Precedent), clause 3 (Pre-Completion Obligations), clauses 4.1 and 4.2 (Transfer and Issue of Shares), clause 19 (Confidentiality), clause 22.1 (Further Assurance) and clause 23 (Notices) to clause 27 (Governing Law) (inclusive), shall be conditional upon all of the following:

(A) the approval of the Demerger Resolution by a majority of Prudential Shareholders at the general meeting of Prudential Shareholders;

(B) the payment of the Pre-Separation Dividend by M&G to Prudential;

(C) completion of the rebalancing of debt between Prudential and M&G, as contemplated in clause 13 (Debt Rebalancing);

(D) the approval of the Demerger Dividend by the Prudential Board;

(E) the M&G Sponsor's Agreement and Prudential Sponsors' Agreement not having terminated in accordance with their terms;

(F) the UKLA having acknowledged to M&G or its agent (and such acknowledgement not having been withdrawn) that the application for admission of the M&G Shares to the Official List with a premium listing:

(i) has been approved; and

(ii) will become effective as soon as a dealing notice has been issued by the UKLA and any Listing Conditions have been satisfied;

(G) the London Stock Exchange having acknowledged to M&G or its agent (and such acknowledgement not having been withdrawn) that the M&G Shares will be admitted to trading on its main market for listed securities; and

(H) the no-objection confirmation letter issued by the HKEx in relation to the Demerger pursuant to Practice Note 15 of the Hong Kong Listing Rules not having been withdrawn.

Subject to clause 2.2 each of Prudential and M&G shall use reasonable endeavours to ensure fulfilment of the Conditions Precedent. Other than the Conditions Precedent in sub-clauses 2.1(B) and (C) above which may be waived by both Prudential and M&G, none of the Conditions Precedent may be waived. If the Conditions Precedent are not satisfied or, where permissible, waived by 8.00 a.m. on 1 March 2020 (or such other time and/or date as Prudential and M&G may agree) (the "**Long Stop Date**"), this Agreement shall automatically terminate and neither Prudential nor M&G shall have any claim of any nature whatsoever against the other under this Agreement.

2.2 Each of Prudential and M&G undertakes to the other to disclose anything which will or may prevent or delay any of the Conditions Precedent from being satisfied immediately after it comes to the notice of that party.

2.3 Each of Prudential and M&G will procure, to the extent it is able, that, between the time of this Agreement and Completion, the M&G Business will be carried on in the ordinary course subject only to:

(A) implementation of any remaining steps to be undertaken pursuant to the Demerger or this Agreement, or any further steps required to be taken in consequence of taking such remaining steps;

(B) actions undertaken in the course of implementing operational separation of the M&G Business from the Prudential Business in preparation for the Demerger;

(C) actions undertaken in the course of implementing the combination of M&G and Prudential UK & Europe to form M&G as announced by Prudential on 12 August 2017;

(D) any matter undertaken as a requirement of law or applicable regulation or as a requirement of any contract, arrangement or commitment relating to the M&G Business in place prior to the date of this Agreement; and

(E) immediate or prompt steps undertaken to the extent required to prevent (so far as possible) or remedy or limit the consequences of any matter having a material and adverse effect on the ongoing operations of the M&G Business (which matter shall be promptly notified by the discovering party to the other party if reasonably practicable prior to taking such steps (and if not, as soon as reasonably practicable thereafter)). The discovering party shall consult with and give reasonable consideration to any reasonable corrective or remedial action proposed by the other party in respect of such matter.

3. PRE-COMPLETION OBLIGATIONS

3.1 On the Posting Date:

(A) subject to the prior approval of the Circular by the Prudential Board, the UKLA and the HKEx, Prudential shall procure the despatch or publication of the Circular to all of the Prudential Shareholders; and

(B) subject to the prior approval of the Prospectus by the M&G Board and the UKLA, M&G shall procure the publication of the Prospectus.

3.2 Each of Prudential and M&G undertakes to the other that if, at any time after the date hereof and before the commencement of dealings in the M&G Shares, it comes to the notice of either of them that:

(A) any statement contained in the Circular or the Prospectus has become or been discovered to be untrue, incorrect or misleading in any material respect;

(B) it has been discovered that either the Circular or the Prospectus does not contain a statement that it should contain in order to comply with any applicable law or the rules of any relevant regulatory authority and that omission is or may be material;

(C) there has been a significant change affecting any matter contained in the Circular or the Prospectus which would have been required to be disclosed in any such document had it occurred before the Posting Date; or

(D) a significant new matter has arisen, the inclusion of information in respect of which would have been required in the Circular or in the Prospectus had it arisen before the Posting Date,

then that party shall immediately notify the other party of the same in writing.

3.3 Each of Prudential and M&G undertakes:

(A) to procure that, prior to Completion, except as required by law, the UKLA, the London Stock Exchange or the HKEx, and without prejudice to clause 26.9, no action will be taken by it which is inconsistent with the provisions of this Agreement or Completion;

(B) that it will comply with applicable legal and regulatory requirements in relation to the Demerger, the Circular and the Prospectus and the matters and transactions contemplated thereby and by this Agreement; and

(C) to consult with the other party before taking any action as a consequence of any matter referred to in clause 3.2, except to the extent that this undertaking to consult with the other party inhibits either party from complying with any of its legal, regulatory or fiduciary obligations.

4. TRANSFER OF M&G SHARES

4.1 Subject to the passing of the Demerger Resolution and the Prudential Board determining, in its absolute discretion, that the Demerger continues to be in the best interests of Prudential and the Prudential Shareholders, Prudential agrees to declare the Demerger Dividend in accordance with the Demerger Resolution and resolve to transfer, with full title guarantee and free from all security interests, options, claims, or encumbrances whatsoever, the M&G Shares to the Qualifying Prudential Shareholders on the basis of one M&G Share per Prudential Share held by such Qualifying Prudential Shareholder.

4.2 Prior to Completion (but subject thereto), the M&G Board shall meet to approve the transfer of the M&G Shares from Prudential to the Qualifying Prudential Shareholders on the basis of one M&G Share per Prudential Share held by each Qualifying Prudential Shareholder at the Demerger Record Time, and resolve that the Qualifying Prudential Shareholders be recorded in the register of members of M&G as the holders of such M&G Shares.

4.3 Immediately after the Demerger Record Time, Prudential shall make available to M&G the registered names, addresses and shareholdings of the Qualifying Prudential Shareholders.

5. COMPLETION OBLIGATIONS

5.1 Subject to the satisfaction or waiver of the Conditions Precedent (except for any Condition Precedent which will be satisfied only upon Completion), Completion of this Agreement shall take place on 21 October 2019, or on such other date as Prudential and M&G shall agree.

5.2 At Completion, the following business shall be transacted:

(A) Prudential shall deliver to its registrar a duly executed transfer of the M&G Shares in favour of the Qualifying Prudential Shareholders; and

(B) M&G shall procure that the names of the Qualifying Prudential Shareholders to whom the M&G Shares have been transferred are recorded in the register of members of M&G as the holders of such M&G Shares.

5.3 Any amounts outstanding at Completion between any Prudential Group Company and any M&G Group Company shall, to the extent not already settled (and unless otherwise agreed between Prudential and M&G):

(A) be settled by payment to the relevant Prudential Group Company or M&G Group Company (as appropriate) in the normal course in accordance with this Agreement or any other pre-existing arrangements; or

(B) in the case of amounts which relate to intra-group financing or similar arrangements, or in respect of which no payment terms have previously been agreed, be repaid or settled on or as soon as reasonably practicable after Completion or on such date as the parties may agree,

and each of Prudential and M&G agree to procure compliance by members of their respective Groups with the provisions of this clause 5.3.

5.4 Prudential and M&G shall procure that, on or before Completion, employees of one Group who are authorised signatories on bank mandates for accounts of companies in the Other Group shall have signed, executed and delivered all such documents as are necessary to cancel their status as authorised signatories on such mandates and to ensure that suitable persons employed by the Other Group shall have been appointed as an authorised signatories in their place.

5.5 Prudential undertakes with effect from Completion:

(A) to hold the M&G Shares upon trust for the Qualifying Prudential Shareholders as beneficial owners;

(B) to account to the Qualifying Prudential Shareholders for any dividends, interest, bonuses, in specie or other distributions or payments of whatever nature paid or made to Prudential in respect of the M&G Shares;

(C) not to exercise any rights, powers or privileges attaching to the M&G Shares or exercisable in the capacity of registered holder of the M&G Shares without the prior written consent of the relevant Qualifying Prudential Shareholders; and

(D) promptly on receipt to deliver to the Qualifying Prudential Shareholders any notice, letter or other document of any nature relating to the M&G Shares which Prudential receives after the date of this Agreement.

5.6 The undertakings given in clause 5.5 above shall be irrevocable but shall automatically terminate on the date on which the Qualifying Prudential Shareholders are entered in the register of members of M&G as the holder of the M&G Shares.

6. SEPARATION COMMITTEE

6.1 Prudential and M&G shall establish a separation committee to review and assist in the implementation of this Agreement after Completion, to consider any additional issues arising from the implementation of the Demerger and to determine any disputes which may arise between members of the Prudential Group and of the Demerging Group ("**Separation Committee**").

6.2 The Separation Committee shall meet from time to time as agreed by Prudential and M&G.

6.3 The members of the Separation Committee shall be the Chief Financial Officers of each of Prudential and M&G and any other person of senior management of each of Prudential and M&G as their respective Chief Financial Officer shall nominate. The members of the Separation Committee shall be entitled to invite such other persons as they may determine to attend particular meetings of the Separation Committee.

6.4 The Separation Committee shall determine its own remit and procedures.

7. SEPARATION OF BUSINESSES

7.1 It is the intention of Prudential and M&G that, as between Prudential and M&G, and save as specifically provided in this Agreement, Prudential shall be responsible for all matters relating to the Prudential Business and M&G shall be responsible for all matters relating to the M&G Business. Accordingly, without prejudice to the specific provisions of this Agreement, Prudential and M&G have agreed to the undertakings set out in Schedule 2 (Mutual Indemnities).

7.2 The provisions of Schedule 3 (Provisions on Claims under Mutual Indemnities) shall apply in relation to the making of any claim under the Schedule 2 (Mutual Indemnities).

8. GUARANTEES AND UNDERTAKINGS

8.1 M&G undertakes to Prudential at any time and from time to time on or after Completion to execute and deliver (or procure the execution and delivery by another M&G Group Company of) all such instruments of assumption and acknowledgement or take such other action as Prudential may reasonably request in order to effect the release and discharge in full of each Prudential Group Company from any Prudential Group Company Guarantee to which it is a party.

8.2 For so long as and to the extent that any release from a Prudential Group Company Guarantee has not been obtained, M&G shall:

(A) ensure that no M&G Group Company shall enter into any further commitment or obligation, other than in respect of existing contractual arrangements or pursuant to applicable law, which would increase any Prudential Group Company's actual or contingent liability under any such Prudential Group Company Guarantee without the consent of Prudential;

(B) use all reasonable endeavours to ensure that no third party or M&G Group Company shall have recourse to any such Prudential Group Company Guarantee; and

(C) indemnify any Prudential Group Company on an after-Tax basis from and against any and all liabilities and Costs arising in respect of any event or circumstance either before, on or after Completion under or by reason of that Prudential Group Company Guarantee (whether as a result of any breach by any M&G Group Company of its obligations to which such Prudential Group Company Guarantee relates or otherwise).

8.3 Prudential undertakes to M&G at any time and from time to time on or after Completion to execute and deliver (or procure the execution and delivery by another Prudential Group Company of) all such instruments of assumption and acknowledgement or take such other action as M&G may reasonably request in order to effect the release and discharge in full of each M&G Group Company from any M&G Group Company Guarantee to which it is a party.

8.4 For so long as and to the extent that any release from an M&G Group Company Guarantee has not been obtained, Prudential shall:

(A) ensure that no Prudential Group Company shall enter into any further commitment or obligation, other than in respect of existing contractual arrangements or pursuant to applicable law, which would increase any M&G Group Company's actual or contingent liability under any such M&G Group Company Guarantee without the consent of M&G;

(B) use all reasonable endeavours to ensure that no third party or Prudential Group Company shall have recourse to any such M&G Group Company Guarantee; and

(C) indemnify any M&G Group Company on an after-Tax basis from and against any and all liabilities and Costs arising in respect of any event or circumstance either before, on or after Completion under or by reason of that M&G Group Company Guarantee (whether as a result of any breach by any Prudential Group Company of its obligations to which such M&G Group Company Guarantee relates or otherwise).

8.5 The provisions of Schedule 3 (Provisions on Claims under Mutual Indemnities) shall apply in relation to the making of any claim under clause 8.2(C) and clause 8.4(C).

9. CONTRACTUAL ARRANGEMENTS AND DEALINGS WITH THIRD PARTIES

9.1 In relation to any existing intra-group agreement between any Prudential Group Company and any M&G Group Company which has not been taken into account within the provisions of this Agreement or otherwise prior to Completion, Prudential and M&G agree to use the Separation Committee to consult one another about the relevant actions to take in relation to such agreements.

9.2 If, following Completion, there are any agreements or contractual arrangements with third parties which, prior to the Demerger, have been entered into: (i) by any Prudential Group Company in relation to matters exclusively relating to the M&G Business or the business of any M&G Group Company; or (ii) by any M&G Group Company in relation to matters exclusively relating to the Prudential Business or the business of any Prudential Group Company, and which in either case remain wholly or partly unperformed ("**Outstanding Agreements**"), Prudential and M&G will use all reasonable endeavours to procure the entering into of a novation agreement on terms to be agreed with the relevant third party in relation to each of the Outstanding Agreements, and each of Prudential and M&G shall procure that any of their respective Group Companies which is a party to any such Outstanding Agreement will join the relevant novation agreement, provided that such reasonable endeavours:

(A) on the part of the transferring company, shall in no event require it to do more than:

(i) agreeing (acting reasonably) and entering into the novation agreement;

(ii) procuring that any relevant Group Company does likewise; and

(iii) bearing its own Costs and the Costs of any Group Company in connection with such novation; and

(B) on the part of the receiving company, shall in no event require it to do more than:

(iv) paying or performing any accrued liability or obligation which is properly required to be paid or performed as a condition of such novation / under the Outstanding Agreement;

(v) agreeing (acting reasonably) and entering into the novation agreement (including giving any new guarantee reasonably required in respect thereof);

(vi) procuring that any relevant Group Company does likewise; and

(vii) bearing its own Costs and the Costs of any Group Company, and the reasonable Costs of any relevant third party, in connection with such novation.

9.3 In relation to each Outstanding Agreement, pending the entering into of a novation agreement in respect of it:

(A) the transferring company shall hold the benefit of such Outstanding Agreement (excluding Outstanding Agreements relating to Intellectual Property Rights or know-how) on trust for the receiving company absolutely;

(B) the transferring company shall, if so required by the receiving company in writing, assign the benefit of the Outstanding Agreement to the receiving company in so far as it is able to do so;

(C) to the extent the transferring company is not able to assign the benefit of an Outstanding Agreement under clause 9.3(B) and such Outstanding Agreement is a licence of Intellectual Property Rights or know-how pursuant to which the transferring company is entitled to sub-license to the receiving company, the transferring company shall, if so required by the receiving company in writing, sub-license to the receiving company under that Outstanding Agreement to the extent it is able so to do;

(D) unless and until any assignment or sub-licence pursuant to clause 9.3(B) or clause 9.3(C) above has taken place, the transferring company shall take such action as the receiving company may reasonably require in writing to enforce for the benefit of the receiving company such Outstanding Agreement against the other parties to it or to defend or settle for the benefit of the receiving company any action or claim brought or made by any person entitled to the benefit of such Outstanding Agreement; and

(E) save as is otherwise specifically provided in this Agreement in relation to Costs, Prudential or M&G (as the case may be, being either itself, or the parent of, the receiving company) covenants to pay the other party or the relevant member of that party's Group on an after-Tax basis an amount equal to any losses, liabilities and Costs suffered or incurred by the transferring company or any other member of that party's Group in pursuance of this clause 9.3 or otherwise in relation to such Outstanding Agreement.

9.4 If following Completion there are any agreements or contractual arrangements with third parties which have been entered into by any Prudential Group Company or by any M&G Group Company in relation to matters which relate to both the Prudential Business and the M&G Business, then Prudential and M&G shall use all reasonable endeavours to procure, so far as is practicable or desirable to both, either that:

(A) subject to clause 15 (Insurance), such agreements or contractual arrangements are terminated as soon as possible and replaced by such separate agreements or contractual arrangements as may be considered necessary or appropriate between such third parties on the one hand and the relevant Prudential Group Company and M&G Group Company on the other hand; or

(B) to the extent possible, appropriate sharing arrangements are entered into between the relevant Prudential Group Company and the relevant M&G Group Company in relation to such agreements or contractual arrangements.

9.5 Save as is otherwise specifically provided in this Agreement in relation to Costs, each of Prudential and M&G (as the case may be) shall pay to and indemnify the other, on an after-Tax basis, against all claims, demands, actions, losses, Costs and liabilities which that other company or any Prudential Group Company or M&G Group Company (as the case may be) suffers or incurs in relation to those agreements or contractual arrangements referred to in clause 9.4 which properly relate to the business of the other company or to any other Prudential Group Company or M&G Group Company (as the case may be). Pending the replacement of any such agreements or contractual arrangements by separate agreements or contractual arrangements, the relevant Prudential Group Company or M&G Group Company (as the case may be) shall hold the benefit of such agreements or contractual arrangements on trust for itself (and any other Prudential Group Company or any other M&G Group Company as the case may be) and (except to the extent that such benefit comprises a licence of any Intellectual Property Rights or know-how) for the other company (and any other M&G Group Company or any other Prudential Group Company as the case may be).

9.6 For the avoidance of doubt, clause 9.2 to clause 9.5 (inclusive) shall not apply to matters in connection with clause 8 (Guarantees), which shall be dealt with in accordance with Schedule 3 (Provisions on Claims under Mutual Indemnities).

9.7 Each of Prudential and M&G shall use their reasonable endeavours in co-operation with each other to obtain all Third Party Consents on or prior to Completion and to ensure that the Costs associated with the acquisition of any such Third Party Consents (including, without limitation, any sums paid or payable to third parties in connection therewith) are minimised to the fullest extent practicable.

9.8 Each party shall bear its own internal Costs, and any Costs incurred by such party to third parties, in the performance of clause 9.7.

10. ACCESS TO CORPORATE DATA

10.1 Subject to clause 10.2, each party (the "**Providing Party**") shall, for a period of 10 years from Completion, provide (or procure the provision of) to the other party (the "**Requesting Party**") and, to the extent reasonably necessary, the Requesting Party's professional

advisers, auditors and bankers (provided, in each case, that they have a duty to keep such information confidential), upon reasonable request:

(A) Corporate Data; or

(B) reasonable access during normal business hours (unless otherwise agreed) to, and the right to copy, Corporate Data and the right to make reasonable enquiries of employees of the Providing Party in relation to such Corporate Data.

10.2 A Providing Party shall only be required to comply with a request for Corporate Data pursuant to clause 10.1, if such Corporate Data is being requested:

(A) for the purpose of complying with statutory obligations, an order of any court of competent jurisdiction binding on the Requesting Party or a member of its Group or any requirement or request of a regulator to which a member of its group is subject;

(B) for the purpose of defending legal proceedings brought against any member of its Group;

(C) for the purpose of preparing its financial reports and accounts or its management or regulatory accounts;

(D) for the purpose of preparing its non-financial reporting disclosures and reports, including, without limitation, the environment, social and governance report;

(E) for the purpose of making any insurance claims under any insurance arrangements in place before Completion;

(F) for the purpose of complying with any Tax related obligations; or

(G) for any other purpose, to the extent the Requesting Party has a reasonable requirement for such access or questioning and the Providing Party gives its consent to such access or questioning (such consent not to be unreasonably withheld or delayed),

except to the extent such access or questioning:

(H) is restricted by law or the terms of any agreement or subject to a claim for legal professional privilege; or

(I) is in respect of information which relates to the period after Completion.

10.3 The Providing Party shall provide any such Corporate Data to the Requesting Party pursuant to a request under clause 10.1 in a manner consistent with, and to a standard, scope and timescale which are in all material respects equivalent to, those which the Providing Party would apply to an equivalent request from its own Group.

10.4 The Requesting Party shall reimburse to the Providing Party such reasonable Costs as the Providing Party may incur in relation to the exercise of the rights in clause 10.1 by the Requesting Party.

10.5 The Requesting Party shall not use any Corporate Data or Corporate Personal Data for any purpose (including, but not limited to, any competitive or commercial purpose) other than in connection with the purpose for which it was requested.

10.6 Each party shall retain all Corporate Data as required under any applicable law and in compliance with the terms of its data retention policies.

10.7 Each party acknowledges that no responsibility is accepted, and no representation, undertaking or warranty is made or given, in either case expressly or impliedly, by the other party as to the accuracy or completeness of the Corporate Data, Corporate Personal Data or any other information supplied by it or as to the reasonableness of any assumptions on which any of the same is based or the use of any of the same.

10.8 Each party shall consider in good faith any request for Corporate Data which would have fallen within the scope of clause 10.1 but for the fact that the request was made more than 10 years after Completion.

11. ACCESS TO PERSONAL DATA

11.1 Each party (the "**Personal Data Provider**") shall, for a period of 10 years from Completion, provide (or procure the provision of) to the other party (the "**Personal Data Requester**"), upon reasonable request, reasonable access during normal business hours (unless other hours are agreed) to, and the right to copy, such Personal Data that is being processed by the Personal Data Provider on behalf of the Personal Data Requester as may reasonably be required by the Personal Data Requester, in accordance with the provisions of Schedule 4 (Access to Personal Data).

11.2 The Personal Data Provider shall provide any such Personal Data to the Personal Data Requester pursuant to a request under clause 11.1 in a manner consistent with, and to a standard, scope and timescale which are in all material respects equivalent to, those which the Personal Data Provider would apply to an equivalent request from its own Group.

11.3 The Personal Data Requester shall reimburse to the Personal Data Provider such reasonable Costs as the Personal Data Provider may incur in relation to the exercise of the rights in clause 11.1 by the Personal Data Requester.

11.4 Any request made pursuant to clause 11.1 shall be submitted by the Personal Data Requester, and handled and processed by the Personal Data Provider, in compliance with the Framework for Demerger Personal Data Requests as may be agreed between the parties from time to time.

12. DELETION OF CONFIDENTIAL DATA

12.1 For a period of two years from Completion, if a possible Change of Control of either party (the "**CoC Party**") is announced, the other party (the "**Non-CoC Party**") may request, by written notice, that:

(A) the CoC Party delete any Confidential Data in accordance with the provisions of this clause 12 (such request not to be unreasonably denied by the CoC Party); and

(B) the CoC Party certify the same in writing.

12.2 Any request by the Non-CoC Party pursuant to clause 12.1 shall contain specific details of the Confidential Data that the CoC Party is being requested to delete.

12.3 Subject to clause 12.1, the CoC Party shall use all reasonable endeavours to keep the Confidential Data confidential prior to deletion and to delete the Confidential Data as soon as reasonably practical, and in any event prior to the Change of Control becoming effective.

12.4 Each party shall consider in good faith any request for the deletion of Confidential Data which falls outside the scope of clause 12.1.

13. DEBT REBALANCING

13.1 For the purposes of effecting a rebalancing of the core structural borrowings of the Pre-Demerger Group, it is agreed that:

(A) following the passing of the Demerger Resolution and prior to payment of the Demerger Dividend:

(i) Prudential shall exercise its right under the terms and conditions of the Substitutable Debt to elect to substitute M&G as the issuer of the Substitutable Debt; and

(ii) M&G shall accept the substitution referred to in (i) above; and

(B) the parties shall enter into, deliver and otherwise provide any documentation necessary or desirable to give effect to the matters referred to in (A) above, including, without limitation, a supplemental trust deed with the trustee of the Substitutable Debt and an agency agreement with the agent of the of the Substitutable Debt.

13.2 Prudential undertakes to pay M&G the Debt Consideration in consideration for M&G's agreement to the matters referred to in sub-clause 13.1 above.

13.3 The parties agree that the Debt Consideration and the Pre-Separation Dividend will be subject to netting, such that to the extent the aggregate amount payable by one party under this clause 13 exceeds the aggregate amount payable by the other party under this clause 13 then the only cash payment made will be a payment by the party owing the

larger aggregate amount. Such payment shall be equal to the excess of the larger aggregate amount over the smaller aggregate amount and shall be made on the date on which the Pre-Separation Dividend is declared.

13.4 M&G hereby directs Prudential, and Prudential hereby agrees, to make the coupon payment due on the 2018 Debt on 21 October 2019 on behalf of M&G.

14. SHARE SCHEMES

The provisions of Schedule 5 (Employee Share Schemes) set out the arrangements proposed in relation to the Prudential Share Schemes.

15. INSURANCE

15.1 Without prejudice to any entitlement of an M&G Group Company arising under insurance arrangements in place before Completion, each of M&G and Prudential confirms to the other that it shall put in place or maintain (as applicable) separate arrangements for the insurance that such Group deems appropriate, with effect from Completion.

15.2 The provisions in Schedule 6 (Insurance) set out the arrangements in relation to insurance claims notified in respect of:

(A) insurance policies issued to the Pre-Demerger Group up to but excluding the date of Completion; and

(B) occurrence or discovery insurance policies issued to the benefit of Prudential or M&G in respect of claims arising from pre-completion events.

15.3 Promptly upon Completion, Prudential shall use all reasonable endeavours to obtain from its insurance providers an amount equal to the proportion of the annual premium paid in advance by the M&G Group Companies for the insurance arrangements existing prior to Completion where the M&G Group Companies will, following Completion, lose the benefit of those insurance arrangements in respect of any occurrence, claim or circumstance that arises in part or in whole after Completion. Prudential will reimburse any such amount received from its insurance providers, less any Tax thereon, to M&G within 30 days of Prudential's receipt thereof.

15.4 Any steps that the parties take under clause 9.4(A) shall be without prejudice to any rights arising, or which may arise under insurance arrangements with third parties in place before Completion in respect of any occurrence, claim or circumstance that arises in part or in whole before Completion.

16. WRONG POCKETS

16.1 After Completion, if it is found that any property, business or other asset (whether tangible or intangible, and including rights pursuant to any contracts, arrangements and undertakings, but excluding rights to PRUDENTIAL/PRU Names and Marks and any related names and marks) or right in Business Information, which were either used prior to Completion exclusively by any M&G Group Company in the M&G Business or properly

should be regarded as part of the M&G Business, are owned or possessed by any Prudential Group Company, then:

(A) Prudential or such other Prudential Group Company shall immediately procure that the relevant interest in such property, business, asset or right in Business Information is preserved and not exploited pending transfer pursuant to sub-clause (B); and

(B) Prudential shall transfer or assign, or procure that any other Prudential Group Company shall transfer or assign, its interest in such property, business, asset or right in Business Information to M&G, or such other M&G Group Company as M&G shall nominate, for no consideration.

If the relevant property, business, asset or right in Business Information was not used prior to Completion exclusively by an M&G Group Company in the M&G Business but was also used in part by a Prudential Group Company in the Prudential Business, then this clause 16.1 shall apply but shall be modified as appropriate so as to transfer and assign only the relevant part of the property, business, asset or right in Business Information to the relevant M&G Group Company by severance or some other appropriate means (including, without limitation, by way of a licence).

16.2 After Completion, if it is found that any property, business or other asset (whether tangible or intangible, and including rights pursuant to any contracts, arrangements and undertakings, but excluding rights to PRUDENTIAL/PRU Names and Marks and any related names and marks) or right in Business Information, which were either used prior to Completion exclusively by any Prudential Group Company in the Prudential Business or properly should be regarded as part of the Prudential Business, are owned or possessed by any M&G Group Company, then:

(A) M&G or such other M&G Group Company shall immediately procure that the relevant interest in such property, business, asset or right in Business Information is preserved and not exploited pending transfer pursuant to sub-clause (B); and

(B) M&G shall transfer or assign, or procure that any other M&G Group Company shall transfer or assign, its interest in such property, business, asset or right in Business Information to Prudential, or such other Prudential Group Company as Prudential shall nominate, for no consideration.

If the relevant property, business, asset or right in Business Information was not used prior to Completion exclusively by a Prudential Group Company in the Prudential Business but was also used in part by an M&G Group Company in the M&G Business, then this clause 16.2 shall apply but shall be modified as appropriate so as to transfer and assign only the relevant part of the property, business, asset or right in Business Information to the relevant Prudential Group Company by severance or some other appropriate means (including, without limitation, by way of a licence).

17. DISPUTE RESOLUTION

17.1 When either party considers that a dispute arising in connection with this Agreement ("**Dispute**") has arisen, it may give a dispute notice to the other party (a "**Dispute**

Notice"). The Dispute Notice must be in writing and must set out reasonable particulars of the matter in Dispute.

17.2 Upon a Dispute Notice being given, the Dispute shall be resolved as follows:

(A) the Dispute must be referred to the Separation Committee in the first instance;

(B) if, after the expiry of 90 days, or such other period as the parties may agree, from the time of such referral under sub-clause (A) the Dispute remains unresolved, by referring the Dispute to the CEO of each of Prudential and M&G, who shall each use their respective best endeavours to resolve the Dispute in accordance with the intentions behind this Agreement; and

(C) if, after the expiry of 90 days, or such other period as the parties may agree, from such referral under sub-clause (B) the Dispute remains unresolved, the relevant party shall then be entitled to bring legal proceedings.

18. COSTS AND EXPENSES

18.1 Each of Prudential and M&G agree to the apportionment of Costs as set out in Schedule 1 (Costs).

18.2 In relation to any Costs not addressed by clause 18.1, except as otherwise set out in this Agreement, each party shall pay its own Costs incurred in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and all other agreements forming part of the Demerger.

19. CONFIDENTIALITY

19.1 Each party shall treat as confidential all information obtained as a result of entering into or performing this Agreement, or obtained pursuant to this Agreement, and which relates to:

(A) the provisions of this Agreement, any of the other documents referred to herein as being entered into pursuant to this Agreement and the terms of the Demerger;

(B) the negotiations relating to this Agreement, any of the other documents referred to herein as being entered into pursuant to this Agreement and the Demerger; and

(C) the other party or members of their respective Groups and the business carried on by such parties and other member of their Groups.

19.2 Without limiting clause 19.1, on and from Completion, Prudential shall treat as confidential all information relating to the Demerging Group and M&G shall treat as confidential all information relating to the Prudential Group.

19.3 Each party shall:

(A) not disclose any such confidential information to any person other than any of its directors or employees who need to know such information in order to discharge his or her duties; and

(B) procure that any person to whom any such confidential information is disclosed by it complies with the restrictions contained in this clause 19 as if such person were a party to this Agreement.

19.4 Notwithstanding the other provisions of this clause 19 either party may disclose any such confidential information:

(A) to the extent required by law or for the purpose of any judicial proceedings, suits or actions arising out of or in connection with this Agreement;

(B) to the extent required by any securities exchange or regulatory or governmental body or any Tax Authority to which that party or another member of its group is subject, wherever situated, including as required under the listing rules of any securities exchange of a jurisdiction in which either party has or will have a listing on, whether or not the requirement for information has the force of law;

(C) to the extent required to vest the full benefit of this Agreement in that party;

(D) to its professional advisers, auditors and bankers provided they have a duty to keep such information confidential;

(E) to the extent the information has come into the public domain through no fault of that party; or

(F) to the extent the other party has given prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed.

The parties shall use reasonable endeavours to resist the disclosure of any information to be disclosed pursuant to sub-clauses (A) and (B). Any information to be disclosed pursuant to sub-clauses (A), (B), or (C) shall be disclosed only after, to the extent permitted by law, consultation with the other party.

19.5 The restrictions contained in this clause 19 shall continue to apply after Completion or the termination of this Agreement without limit in time.

20. ANNOUNCEMENTS

20.1 Subject to clause 20.2, no announcement concerning the transaction contemplated by this Agreement or any ancillary matter shall be made by either party without the prior written approval of the other.

20.2 Either party may make an announcement concerning the transaction contemplated by this Agreement or any ancillary matter if required by:

(A) any applicable law or regulation; or

(B) any securities exchange or regulatory or governmental body or any Tax Authority to which that party is subject, wherever situated, including as required under the listing rules of any securities exchange of a jurisdiction in which either party has or will have a listing on, whether or not the requirement has the force of law,

provided that, unless consultation is prohibited by applicable law or regulation, or is not reasonably practicable in the circumstances, it is made by the party only after consultation with the other party.

20.3 The restrictions contained in this clause 20 shall continue to apply after Completion or the termination of this Agreement without limit in time.

21. PAYMENTS

Payment due to be made under this Agreement shall be free and clear of all deductions, withholdings, set-offs, or counterclaims whatsoever, except as may be required by law. If any deductions or withholdings are required by law, the paying party shall be obliged to pay such sum as will, after such deductions or withholdings have been made, leave the receiving party with the same amount as it would have been entitled to receive in the absence of any such requirement to make such deductions or withholdings.

22. FURTHER ASSURANCE AND COOPERATION

22.1 Prudential and M&G shall each procure the due performance of the obligations of the members of their respective Groups under any agreements entered into or to be entered into by them in connection with the Demerger.

22.2 From the date of this Agreement, the parties undertake to co-operate in good faith to:

(A) ensure they and their respective Groups do such acts and things as may reasonably be necessary; and

(B) take immediate or prompt steps to the extent required to prevent (so far as possible) or remedy or limit the consequences of any matter having a material and adverse effect,

for the purpose of giving to Prudential and M&G and their respective Groups the full benefit of the provisions of, and to implement all actions contemplated by, this Agreement and all other agreements entered into in connection with the Demerger.

22.3 From the date of this Agreement:

(A) the parties shall use all reasonable endeavours to procure that, and to procure that the members of their respective Groups use all reasonable endeavours to procure that, any necessary third party execute such documents and do such acts and things as may be reasonably required for the purpose of giving to Prudential and M&G the full benefit of all relevant provisions of this Agreement; and

(B) without prejudice to any other provision of this Agreement, Prudential and M&G undertake to use all reasonable endeavours to co-operate and to ensure their respective Groups co-operate with each other in relation to the conduct of litigation, inquiries from government or regulatory bodies (including any Tax Authority), investigations or other proceedings of a like nature (each an "**Investigation**") where:

(i) they have a mutual interest in the Investigation; and

(ii) co-operating in such manner would not materially adversely affect any material interest of either of them.

22.4 For a period of five years following Completion, the parties undertake to co-operate in good faith to ensure they do not hold their annual general meetings on the same date. M&G undertakes not to hold its annual general meeting on 14 May 2020, 13 May 2021 or 12 May 2022.

22.5 Nothing in this Agreement shall require any party to act in breach of any provision of the Data Protection Act 2018 ("**DPA**") and any equivalent legislation in any other relevant jurisdiction, and each party shall only be required to fulfil its obligations under this Agreement to the extent permissible under the DPA and any such equivalent legislation. Without prejudice to the foregoing, neither party shall be required to disclose or make available to the other party any information the disclosure or making available of which would or might, in the reasonable opinion of the disclosing party, cause the disclosing party to be in breach of any duty of confidentiality (whether arising at common law or by statute) owed to any person other than the party requesting disclosure or any of its subsidiaries.

23. NOTICES

23.1 A notice under this Agreement shall be given or made in writing in the English language. The use of e-mail is permitted.

23.2 Notices under this Agreement shall be sent to a party at its address and for the attention of the individual set out below (or to such other address or for the attention of such other individual as a party may have notified to the other party):

<u>Prudential</u>

Address: 1 Angel Court, London EC2R 7AG

For the attention of: Company Secretary

<u>M&G</u>

Address: 10 Fenchurch Avenue, London EC3M 5AG

For the attention of: Company Secretary

23.3 Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(A) if delivered personally, on delivery;

(B) if sent by first class inland post, two clear Business Days after the date of posting;

(C) if sent by airmail, six clear Business Days after the date of posting; and

(D) if sent by e-mail, when the communication enters the relevant information system.

23.4 Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

23.5 A notice under or in connection with this Agreement shall not be invalid by reason of any mistake or typographical error or if the contents are incomplete, provided it should have been reasonably clear to the recipient what the correct or missing particulars should have been.

23.6 The provisions of this clause 23 shall not apply in relation to the service of any proceedings or other documents in any legal action nor, for the avoidance of doubt, communications relating to day-to-day business necessary between the parties in performance of their obligations under this Agreement.

24. ENTIRE AGREEMENT

24.1 This Agreement and the other documents referred to herein as being entered into pursuant to this Agreement constitute the entire agreement and understanding between the parties relating to the subject matter of this Agreement ("**Entire Agreement Documents**") and supersede any prior drafts, agreements, undertakings, representations, warranties and arrangements of any kind, whether or not in writing, regarding the same.

24.2 Each party acknowledges that in entering into the Entire Agreement Documents, it is not relying upon, and has not been induced to enter into the Entire Agreement Documents by, any pre-contractual statement other than as expressly set out in the Entire Agreement Documents.

24.3 Except in the case of fraud, no party shall have any right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in the Entire Agreement Documents.

24.4 For the purposes of this clause, "**pre-contractual statement**" means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to this Agreement becoming legally binding.

24.5 This Agreement may only be varied in writing signed by each of the parties.

25. CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

25.1 This Agreement confers a benefit on the Prudential Group Companies and the M&G Group Companies (each for the purposes of this clause a "**Group Third Party**") and, subject to the remaining provisions of this clause, is intended to be enforceable by each Group Third Party by virtue of the Contracts (Rights of Third Parties) Act 1999.

25.2 Save as provided in sub-clause 25.1, the parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

25.3 Notwithstanding the provisions of sub-clause 25.1, this Agreement may be varied in any way and at any time by the parties to this Agreement without the consent of any Group Third Party.

26. MISCELLANOUS

Assignment

26.1 No party shall assign or purport to assign all or any part of the benefit of, or its rights or benefits under, this Agreement without the prior written consent of the other party.

No waiver

26.2 No failure or delay on the part of any person in exercising any right or remedy provided by law or under this Agreement (and any other agreement referred to herein) shall operate as a waiver or variation of it, or preclude its exercise at any subsequent time.

26.3 A waiver by any person of a breach of or default under this Agreement (and any other agreement referred to herein) shall not constitute a waiver of any other breach or default and shall not affect the other terms of this Agreement (and any other agreement referred to herein) or the rights of any other person thereto.

Variation

26.4 No variation of this Agreement shall be valid unless it is agreed in writing and signed by or on behalf of each of the parties.

No partnership or agency

26.5 Nothing in this Agreement (or in any other arrangements contemplated hereby) shall constitute a partnership between the parties or any of them, nor constitute any party the agent of any other party for any purpose.

Severance

26.6 If any term or provision of this Agreement is or becomes invalid, unenforceable or illegal, in whole or in part, under the laws of any jurisdiction, such term or provision shall to that extent be deemed not to form part of this Agreement, but the validity, enforceability or legality of the remaining provisions of this Agreement shall not be impaired.

Continuing effect

26.7 Each provision of this Agreement shall continue in full force and effect after Completion, unless such provision has been fully performed on or before Completion.

Rights not exclusive

26.8 The rights and remedies of each party under this Agreement are cumulative and not exclusive of any rights or remedies of that party under the general law. Each party may exercise each of its rights as often as it thinks necessary.

Termination

26.9 Notwithstanding any other provision of this Agreement, Prudential may in its absolute discretion by notice in writing to M&G at any time prior to Completion terminate this Agreement, whereupon no party shall have any claim against any other party for compensation, Costs, damages or otherwise and this Agreement shall be of no further force or effect.

26.10 Subject to clause 26.9, no party shall be entitled to rescind or terminate this Agreement or any part of this Agreement after Completion for any reason whatsoever, and the rights and obligations of the parties hereunder shall continue notwithstanding Completion.

Counterparts

26.11 This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

26.12 Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

27. GOVERNING LAW

27.1 This Agreement is to be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

27.2 Without limiting clause 17 (Dispute Resolution), the courts of England are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, arising out of or in connection with this Agreement. Any proceedings, suits or actions arising out of or in connection with this Agreement may be brought in English courts.

SCHEDULE 1
Costs

The parties agree that the following principles shall be adhered to in respect of payment of certain Costs.

1. The parties estimate that the total Costs incurred by the parties as a result of, or incidental to, the Demerger will be approximately £350 million (including VAT) and agree that Prudential shall be responsible for such Costs (including VAT).

2. No member of the Demerging Group may seek reimbursement from Prudential (or any Prudential Group Company) in respect of any Costs attributable to work commissioned by any M&G Group Company (or director or officer thereof) in connection with the Demerger except as agreed in writing between the parties. Any such Costs will remain the responsibility of the relevant M&G Group Company (even if the relevant invoice is addressed to a Prudential Group Company) unless agreed in writing with Prudential prior to the date of this Agreement or agreed by the Separation Committee subsequently to the date of this Agreement.

SCHEDULE 2
Mutual Indemnities

1. Subject to paragraph 5, Prudential covenants to pay any M&G Group Company on an after-Tax basis an amount equal to any losses, Costs, damages and expenses whatsoever, suffered or arising directly or indirectly from or in consequence of any of the Prudential Business Liabilities.

2. Subject to paragraph 6, M&G covenants to pay any Prudential Group Company on an after-Tax basis an amount equal to any losses, Costs, damages and expenses whatsoever, suffered or arising directly or indirectly from or in consequence of any of the M&G Business Liabilities.

3. For the purpose of this Schedule 2 (Mutual Indemnities), the following are "**Prudential Business Liabilities**":

(a) any and all obligations, claims, liabilities and expenses of or incurred by any M&G Group Company to the extent relating to the Prudential Business, whether or not in the ordinary course of business, matured or unmatured, liquidated or unliquidated, fixed, known or unknown, and whether arising out of circumstances existing prior to, on or subsequent to Completion, regardless of where or against whom such obligations, claims, liabilities and expenses are asserted or determined or whether asserted or determined prior to, on or subsequent to Completion (but excluding any obligation, claim, liability and expense which has been met, settled or paid on or before Completion); and

(b) any and all obligations, claims, liabilities and expenses of or incurred by any M&G Group Company arising:

(i) under any agreement for the acquisition, sale or other disposal of any company, business or asset where such agreement was entered into prior to Completion and such company, business or asset related to or formed part of the Prudential Business and/or such obligation, claim, liability or expense was assumed prior to the date hereof by a Prudential Group Company;

(ii) under any agreements containing covenants to pay amounts in respect of Tax or Tax indemnities required to be entered into pursuant to any agreement within sub-paragraph (i); and

(iii) in relation to the Prudential Pension Scheme,

and, for the avoidance of doubt, where such agreement or deed relates to a number of companies, businesses and/or assets some of which related to the Prudential Business and others of which related to the M&G Business, includes only those obligations, claims, liabilities and expenses so arising which related to the Prudential Business.

4. For the purpose of this Schedule 2 (Mutual Indemnities), the following are "**M&G Business Liabilities**":

(a) any and all obligations, claims, liabilities and expenses of or incurred by any Prudential Group Company to the extent relating to the M&G Business, whether or not in the

ordinary course of business, matured or unmatured, liquidated or unliquidated, fixed, known or unknown, and whether arising out of circumstances existing prior to, on or subsequent to Completion, regardless of where or against whom such obligations, claims, liabilities and expenses are asserted or determined or whether asserted or determined prior to, on or subsequent to Completion (but excluding any obligation, claim, liability and expense which has been met, settled or paid on or before Completion); and

(b) any and all obligations, claims, liabilities and expenses of or incurred by any Prudential Group Company arising:

(i) under any agreement for the acquisition, sale or other disposal of any company, business or asset where such agreement was entered into prior to Completion and such company, business or asset related to or formed part of the M&G Business and/or such obligation, claim, liability or expense was assumed prior to the date hereof by an M&G Group Company;

(ii) under any agreements containing covenants to pay amounts in respect of Tax or Tax indemnities required to be entered into pursuant to any agreement within sub-paragraph (i), and

(iii) in relation to the M&G Pension Schemes,

and, for the avoidance of doubt, where such agreement or deed relates to a number of companies, businesses and/or assets some of which related to the M&G Business and others of which related to the Prudential Business, includes only those obligations, claims, liabilities and expenses so arising which related to the M&G Business.

5. The Prudential Business Liabilities shall not include:

(a) any obligation, claim, liability or expense of or incurred by an M&G Group Company arising after Completion out of any breach or alleged breach of any obligation owed by a Prudential Group Company to that M&G Group Company pursuant to the Transitional Services Agreement;

(b) any Tax liability, which the parties agree shall be dealt with in accordance with the provisions of the Tax Covenant;

(c) such other obligations, claims, liabilities or expenses of or incurred by an M&G Group Company as may be agreed in writing between Prudential and M&G (each such obligation, claim, liability or expense, an "**Excluded Prudential Business Liability**"); or

(d) such other obligation, claim, liability or expense of or incurred by an M&G Group Company which is provided for under any written agreement between an M&G Group Company and a Prudential Group Company or which otherwise arises from any such agreement.

6. The M&G Business Liabilities shall not include:

(a) any obligation, claim, liability or expense of or incurred by a Prudential Group Company arising after Completion out of any breach or alleged breach of any obligation owed by an M&G Group Company to that Prudential Group Company pursuant to the Transitional Services Agreement;

(b) any Tax liability, which the parties agree shall be dealt with in accordance with the provisions of the Tax Covenant;

(c) any obligation, claim, liability or expense of or incurred by a Prudential Group Company in connection with the marketing or issuance of the Substitutable Debt;

(d) any obligation, claim, liability or expense of or incurred by a Prudential Group Company in connection with the amendments made to the terms of the £600,000,000 5.56 per cent. Dated Tier 2 Notes due 20 July, 2055 and the £700,000,000 6.34 per cent. Dated Tier 2 Notes due 19 December, 2063 pursuant to the consent solicitation launched on 16 May 2019;

(e) such other obligations, claims, liabilities or expenses of or incurred by a Prudential Group Company as may be agreed in writing between Prudential and M&G (each such obligation, claim, liability or expense, an "**Excluded M&G Business Liability**"); or

(f) such other obligation, claim, liability or expense of or incurred by a Prudential Group Company which is provided for under any written agreement between an M&G Group Company and a Prudential Group Company or which otherwise arises from any such agreement.

SCHEDULE 3
Provisions on Claims under the Mutual Indemnities

It is agreed between Prudential and M&G that, if either Prudential or M&G (or any of their respective Group Companies) (each, an "**Indemnified Party**") gives notice to another such party (the "**Indemnifying Party**") of any claim against the Indemnifying Party under the Mutual Indemnities or any Indemnified Party becomes aware of any claim against it or any other fact or circumstance which, if substantiated, will or might give rise to a claim against the Indemnifying Party under the Mutual Indemnities, then the following provisions of this Schedule 3 shall apply:

1. The Indemnified Party shall as soon as reasonably practicable give notice and available details thereof to the Indemnifying Party and shall consult with the Indemnifying Party with respect thereto. If any Indemnified Party fails to give notice promptly as required, any claim by the Indemnified Party hereunder shall be reduced to the extent that such failure can be shown to have increased the liability of the Indemnifying Party to the Indemnified Party or to any other person.

2. Any notice given by an Indemnified Party pursuant to paragraph 1 shall be in writing and shall specify in reasonable detail:

   (a) the basis upon which it is considered there is an entitlement to indemnification;

   (b) the members of the Indemnified Party's Group considered to have suffered or incurred losses;

   (c) the identity of any third parties involved; and

   (d) insofar as it is reasonably practicable to determine the same (but without prejudice to the final determination of the amount to be indemnified in respect thereof), an estimate of the monetary amount of the losses which the Indemnified Party reasonably expects to be suffered or incurred by such Indemnified Party or any member of its Group and in respect of which it is considered such Indemnified Party is or will be entitled to indemnification.

3. Prudential and M&G shall endeavour to agree within 60 days of receipt of a notice pursuant to paragraph 1:

   (a) the basis upon which there is or may be an entitlement to indemnification; and

   (b) to the extent practicable the quantification or the basis of quantification of the indemnification in respect of losses identified in the notice referred to in paragraph 1 and 2;

   and if they cannot so agree any entitlement to indemnification shall be determined pursuant to clause 17 (Dispute Resolution).

4. Notwithstanding the provisions of this Schedule 3, the Indemnified Party shall provide and shall procure that each of its subsidiary undertakings shall provide to the Indemnifying Party and its professional advisers and agents reasonable access to premises and personnel and to any

relevant documents and records within its possession or control (with the right to copy the same at the Indemnifying Party's own expense) save for any documents or records which are the subject of legal or professional privilege, for the purpose of investigating such claim or potential claim or enabling the Indemnifying Party to remedy or avert such breach or matter or to avoid, dispute, resist, appeal, compromise, defend, mitigate or determine the amount of any such claim, subject to the Indemnifying Party procuring that it and its professional advisers and agents keep such information confidential (save for the purposes of, and to the extent necessary for, defending or contesting the matter which is the subject of the relevant indemnity claim).

5. The Indemnified Party shall and shall procure that each of its subsidiary undertakings shall take such action as the Indemnifying Party may reasonably request to allow the Indemnifying Party the opportunity to remedy or avert such breach or matter or to avoid, dispute, resist, appeal, compromise, defend or mitigate any claim which would or might give rise to a claim against the Indemnifying Party under the relevant Mutual Indemnities or any matter which would or might give rise to such a claim or matter and shall, in connection with any proceedings related to any such claim or matter, use professional advisers nominated by the Indemnifying Party in relation thereto or, if the Indemnifying Party so requests, allow the Indemnifying Party the exclusive conduct thereof, in each case on the basis that the Indemnified Party shall be fully indemnified by the Indemnifying Party for all liabilities, obligations and Costs reasonably incurred as a result of any such request by the Indemnifying Party and on the basis that the Indemnifying Party shall keep the Indemnified Party reasonably informed on matters relating to the proceedings.

6. The Indemnified Party shall not, and shall procure that none of its subsidiary undertakings shall, make an admission of liability, agreement, compromise or settle any claim or matter which would or might give rise to a claim against the Indemnifying Party under the Mutual Indemnities without the prior written consent of the Indemnifying Party.

7. Prudential and M&G may enter into agreements or other arrangements providing for the set-off of payments due to be made by way of indemnification by both Prudential and M&G. The obligations of either party in respect of any particular losses indemnified under the Mutual Indemnities shall be deemed to have been fully discharged where the amount agreed by the parties to be payable in respect of such loss is paid or taken into account in arriving at any net amount payable by or on behalf of one to the other. For the purpose of this paragraph 7, the amount payable in respect of a loss under the Mutual Indemnities shall be taken to be agreed if it has been determined in accordance with the provisions of clause 17 (Dispute Resolution).

8. Without prejudice to the provisions of any applicable insurance policies, Prudential and M&G shall each take all reasonable steps to mitigate any losses of any of the members of their respective Group which might give rise to a claim to be entitled to indemnification under the Mutual Indemnities.

9. Without prejudice to any recourse which either party may have against any member of the other's Group (including without limitation any entitlement it may have to be indemnified under the Mutual Indemnities), each of the parties hereby waives any claim (arising before Completion) which it may have against any employee or former employee who is or was employed by any company in the other's Group or who is or was employed by a body corporate which is not a member of the other's Group but who is or was employed in the conduct of the Prudential Business or the M&G Business (as applicable) arising out of their employment save

insofar as such claim relates to allegations of fraud on the part of such employee or former employee and save in the context of a claim by or on behalf of that employee against that party (or a member of that party's Group) or the trustees or managers of a retirement benefits scheme of that party (or of a member of that party's Group).

10. Limitations on liability

10.1 Monetary limits

(a) No liability shall arise in respect of any claim or claims under this Schedule 3:

(i) in respect of any individual claim (or series of related claims with respect to related facts or circumstances) for less than £100,000; and

(ii) unless and until the aggregate of all claims (disregarding any claims excluded by paragraph 10.1(a)(i) above) for which the Indemnifying Party is liable under this Schedule 3 exceed £1,000,000, but once the aggregate amount of all such claims has exceeded such sum, the Indemnifying Party shall be liable in respect of the full amount of such claims and not the amount by which such sum is exceeded.

(b) Any amounts for which a party is liable to the other party under this Schedule 3 shall be recorded under the name of the claiming party on a list agreed between Prudential and M&G. At the end of each six month period, the aggregate amounts for which the respective parties are liable shall be set off against each other and an adjusting payment shall be made to the party who retains a positive balance of losses. Each of Prudential and M&G shall then begin the next six month period with a zero balance of losses for the purposes of the above procedure.

10.2 Insured claims

(a) Notwithstanding any other provisions of this Agreement (but subject to sub-paragraph (b) below), where any Indemnified Party or any member of such Indemnified Party's Group has insurance cover in respect of any losses it may suffer or incur, the Mutual Indemnities shall apply only to the extent that the losses so suffered or incurred exceed, and shall not include, the amount which the relevant Indemnified Party or any member of such Indemnified Party's Group is entitled to recover from the relevant insurer or insurers. However, notwithstanding the foregoing provisions of this sub-paragraph (a), any losses recovered or recoverable from the relevant insurer or insurers shall count towards the calculation of the amounts referred to in sub-paragraph (b).

(b) Notwithstanding sub-paragraph (a), if the relevant Indemnified Party or any member of such Indemnified Party's Group has not actually received from the relevant insurer or insurers the full amount of its losses, or such part thereof as is within the limits of the relevant insurances, within 12 months of the Insurance Date, the Mutual Indemnities will extend to cover indemnification in respect of the losses in question or such part thereof as is within the limits of the relevant insurances. Such extension of the Mutual Indemnities is conditional on that Indemnified Party, at the option of the Indemnifying Party, either (a) diligently undertaking and pursuing proceedings against the relevant

insurer or insurers at the reasonable direction and expense of the Indemnifying Party and accounting to the Indemnifying Party for the net amount recovered, after deducting reasonable Costs of recovery, or (b) assigning or causing there to be assigned to the Indemnifying Party all the rights and claims against the relevant insurer or insurers of the Indemnified Party and the members of its Group.

In this sub-paragraph (b), "**Insurance Date**" means the later of (i) the giving of a claims notice relating to the relevant losses, (ii) the final calculation of the amount of the relevant losses or part thereof, and (iii) the date of payment to a third party by an Indemnified Party.

11. Recovery from third parties

(a) Without prejudice to the provisions of sub-paragraphs (b) and (c), but subject to sub-paragraphs (d) and (e) of this paragraph 11, where an Indemnified Party has, or in the reasonable opinion of the Indemnifying Party may have, any claim against any third party in relation to any matter in respect of which it is or may be entitled to indemnification under the Mutual Indemnities, such Indemnified Party agrees, at the option of the Indemnifying Party, either:

(i) to assign to the Indemnifying Party the conduct of such claim; or

(ii) to:

(A) take all reasonable steps to enforce such claim against such third party; and

(B) reimburse to the Indemnifying Party the net amount, after deducting Costs of recovery and any Tax thereon, recovered from such third party in respect of such claim to the extent that such Indemnifying Party has paid an amount in relation to such indemnity to such Indemnified Party in respect of the matters the subject of such claim.

(b) The Costs of the Indemnified Party incurred in enforcing any claim against any third party as is referred to in sub-paragraph (a) shall form a part of the entitlement to be indemnified.

(c) In any event, the Indemnifying Party shall be entitled at any stage and at its sole discretion to settle any such third party assessment or claim. The Parties agree to take into consideration the terms and conditions of any relevant insurance policy.

(d) The provisions of this paragraph 11 shall only apply in respect of a claim or series of connected claims the aggregate amount claimed by the Indemnified Party in respect of which is greater than £1,000,000.

(e) Neither Prudential nor M&G shall be required under this paragraph 11 to take any steps in relation to any claim or possible claim against any third party if it reasonably considers that the taking of such steps would or would be reasonably likely to cause material damage to any business relationship it has with that third party or with any other person.

12. Effect of waiver, release, etc.

Any obligation or liability of an Indemnifying Party in respect of any claim of an Indemnified Party to be entitled to indemnification under this Agreement may in whole or in part be released, compounded or compromised, by time or indulgence given by an Indemnified Party in its absolute discretion without in any way prejudicing or affecting its rights under this Agreement in relation to any other claim or matter or any other rights it may have.

13. No liability if loss is otherwise compensated for

(a) The Indemnified Party and those deriving title from the Indemnified Party on or after Completion shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once between them in respect of any individual claim under the Mutual Indemnities.

(b) The Indemnifying Party shall not be liable for any claim under the Mutual Indemnities to the extent that the subject of the claim has been or is made good or is otherwise compensated for without cost to the Indemnified Party.

14. Acts of the Indemnified Party

(a) No claim shall lie against the Indemnifying Party under the Mutual Indemnities to the extent that such claim is wholly or partly attributable to:

(i) any voluntary act, omission, transaction or arrangement carried out by the Indemnified Party or on its behalf or by persons deriving title from the Indemnified Party on or after Completion; or

(ii) any admission of liability made after the date hereof by the Indemnified Party or on its behalf or by persons deriving title from the Indemnified party on or after Completion.

(b) The Indemnifying Party shall not be liable for any claims under the Mutual Indemnities which would not have arisen but for any reorganisation or change in ownership of the Indemnified Party's Group after Completion or any changes in the accounting basis on which any of the companies in the Indemnified Party's Group values its assets or any other change in accounting policy or practice of any member of the Indemnified Party's Group after Completion.

15. Allowance, provision or reserve in the accounts

No matter shall be the subject of a claim under the Mutual Indemnities by Prudential or M&G (as the case may be) to the extent that allowance, provision or reserve in respect of such matter shall have been made in the accounts of a company within the Group of the claiming party as at the date of this Agreement or has been included in calculating creditors or deducted in calculating debtors in the accounts of a company within the Group of the claiming party and (in the case of creditors or debtors) is identified in the records of the relevant Group or shall have been otherwise taken account of or reflected in the financial information contained in the Prospectus or the Circular, as the case may be.

16. Future legislation

Save in the case of any legislation having retrospective effect to a date prior to the date of this Agreement, no liability shall arise in respect of any claim under the Mutual Indemnities if and to the extent that liability occurs or is increased wholly or partly as a result of any legislation not in force at the date of this Agreement.

17. Loss of goodwill or business

No claim shall lie against the Indemnified Party under the Mutual Indemnities to the extent that the subject of the claim relates to the fact that the relevant Group has lost goodwill or possible business.

18. Fraud

No liability shall attach to the Indemnifying Party in respect of claims under the Mutual Indemnities in the case of any fraud or dishonesty on the part of the Indemnified Party.

SCHEDULE 4
Access to Personal Data

1. Definitions

"Adequacy Decision" means:

(i) a positive finding of adequacy covering a transfer of, or access to, relevant Personal Data by the European Commission in relation to the data protection regime of a certain non-EEA country or territory pursuant to Art 45 of the GDPR; and

(ii) when the UK has left the European Union, an adequacy decision (in whatever form that may take, including the statement regarding transfers to the European Economic Area in the "Using Personal Data After Brexit" guidance issued by the UK Government on 6 February 2019 and the "Guidance on Amendments to UK Data Protection Law in the Event the UK Leaves the EU Without a Deal", as updated by the UK Government on 23 April 2019) covering an International Transfer issued by the UK government in relation to the data protection regime of one or more specified non-UK countries or territories;

"Applicable Law" means any and all:

(i) legislation (including statutes, statutory instruments, treaties, regulations, orders, directives, by-laws, and decrees); and

(ii) judgments, resolutions, decisions, orders, notices or demands of a competent court, tribunal, regulatory body or governmental authority in each case having the force of binding law or by which either party is bound,

in each case in any jurisdiction relevant to either party;

"Binding Corporate Rules" means personal data protection policies adhered to by a Controller or Processor for transfers or a set of transfers of personal data to a controller or processor as approved by the relevant data protection authority or authorities in accordance with DP Law;

"Controller" means M&G or Prudential acting as an independent controller (the term "controller" being as defined under the GDPR);

"Data Breach" means any accidental or unlawful destruction, loss (including any temporary or permanent loss of access), alteration, unauthorised disclosure of, or access to the Personal Data or any unauthorised or unlawful processing of the Personal Data;

"DP Law"	means all Applicable Law from time to time relating to the processing of personal data and privacy including (where applicable) the GDPR, the Data Protection Act 2018 and the Privacy and Electronic Communications (EC Directive) Regulations 2003;
"Data Subject"	has the meaning given in the GDPR;
"EEA"	means the European Economic Area;
"GDPR"	means Regulation (EU) 2016/679 of the European Parliament and of the Council;
"International Transfer"	means (i) a transfer of, or access to, Personal Data from one party in the EEA to or by the other party in any country or territory outside the EEA; (ii) when the UK has left the European Union, a transfer of, or access to, Personal Data from one party in the UK to or by the other party in any country or territory outside the UK; and (iii) any onward transfer from, or access to, a country or territory outside the EEA or the UK once it has left the European Union to another country or territory outside the EEA or the UK once it has left the European Union;
"Notify"	means sending a notice, notification or other written communication via email (a "**Notice**" or "**Notification**") in accordance with paragraph 3.11 and/or paragraph 3.12 to Data.Privacy@Prudential.co.uk for Notices sent to M&G acting as Controller and to GHO.dataprotection@prudentialplc.com for Notices sent to Prudential acting as Controller;
"Objection Notice"	has the meaning given to that term in paragraph 3.6;
"Personnel"	means all or any of: (i) directors, officers, employees and/or agents of a party; (ii) the directors, officers, employees and/or agents of any sub-contractors; and (iii) any other individuals engaged by or on behalf of a party or any sub-contractor in the performance of any part of the party's obligations under this Agreement;
"processing"	has the meaning given to that term in the GDPR, and "**process**" and "**processed**" shall have a corresponding meaning;
"Processor"	means Prudential or M&G acting as a separate processor (as defined under the GDPR);

"Regulator"	means any regulatory, administrative, supervisory or governmental agency, body or authority (whether regional, national or supranational) to whose rules, regulations or guidance any party (or any assets, resources or business of such party) is, from time to time, subject or submits, or which otherwise relate to the processing under this Agreement;
"Standard Contractual Controller Clauses" or "SCCCs"	means the standard contractual clauses: (i) with respect to Personal Data in the EEA, for the transfer of such Personal Data from a controller in the EEA to a controller outside of the EEA as approved by the European Commission (or such other relevant authority of the European Union or its constituent Member States); and (ii) with respect to Personal Data in the UK when the UK has left the European Union, for the transfer of such Personal Data from a controller in the UK to a controller outside of the UK as approved by the UK government and/or the UK Regulator for data protection (or such other relevant authority of the UK) (the "**UK SCCCs**");
"Standard Contractual Processor Clauses" or "SCPCs"	means the standard contractual clauses: (iii) with respect to Personal Data in the EEA, for the transfer of such Personal Data from a controller in the EEA to a processor outside of the EEA as approved by the European Commission (or such other relevant authority of the European Union or its constituent Member States); and (iv) with respect to Personal Data in the UK when the UK has left the European Union, for the transfer of such Personal Data from a controller in the UK to a processor outside of the UK as approved by the UK government and/or the UK Regulator for data protection (or such other relevant authority of the UK) (the "**UK SCPCs**"); and
"Sub-Processor"	has the meaning given to that term in paragraph 3.5.

2. Interpretation

2.1 Terms and expressions used in the Agreement shall have the same meaning in this Schedule, unless otherwise defined herein, and terms and expressions used in this Schedule and not defined in the Agreement and this Schedule shall have the meaning assigned to them in DP Law.

3. Controller to Processor Provisions

3.1 The parties acknowledge and agree that in respect of the processing described in:

(A) Appendix 1 and in accordance with clause 11 of the Agreement, Prudential appoints M&G as Processor and M&G shall process the Personal Data described in Appendix 1 on behalf of Prudential only for the purposes of performing its obligations under the Agreement (which includes the purposes described in Appendix 1); and

(B) Appendix 2 and in accordance with clause 11 of the Agreement, M&G appoints Prudential as Processor and Prudential shall process the Personal Data described in Appendix 2 on behalf of M&G only for the purposes of performing its obligations under the Agreement (which includes the purposes described in Appendix 2).

3.2 M&G and Prudential eachj shall, when acting as a Processor, comply with the terms of this paragraph 3.

3.3 A description of the duration, nature and purpose of the processing carried out by each Processor under this Schedule, and the type of Personal Data and categories of Data Subjects contained in the Personal Data is set out in Appendix 1 and Appendix 2. The parties shall keep this information up-to-date during the term of the Agreement and shall agree any necessary variations in accordance with clause 26.4 of the Agreement.

General obligations of a Processor

3.4 A Processor shall:

(A) comply with its obligations under DP Law;

(B) process the Personal Data only on documented instructions from a Controller, unless the Processor is legally required to process the Personal Data for another purpose by European Union, Member State or (when the UK has left the European Union) UK law to which the Processor is subject and provided it informs the Controller of that legal requirement and the proposed processing before such processing takes place (unless that law prohibits such information being disclosed on important grounds of public interest);

(C) ensure that the Personal Data shall only be accessible by its Personnel to the extent necessary to properly perform their duties in relation to this Agreement, who are informed of its confidential nature and the security procedures relating to it, and who are contractually bound to maintain its confidentiality; and

(D) take all measures required by DP Law, including implementing appropriate technical and organisational measures to ensure a level of security appropriate to the risk (taking into account the state of the art, the costs of implementation and the nature, scope, context and purposes of processing as well as the risks for the rights and freedoms of natural persons) presented by processing, in particular from accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to Personal Data transmitted, stored or otherwise processed. Such measures shall include (as appropriate):

(i) pseudonymising and encrypting Personal Data;

(ii) ensuring the ongoing confidentiality, integrity, availability and resilience of processing systems and services;

(iii) restoring the availability and access to Personal Data in a timely manner in the event of a physical or technical incident;

(iv) regularly testing, assessing and evaluating the effectiveness of technical and organisational measures for ensuring the security of the processing (and having suitable process to do so);

(v) complying with any security provisions in this Schedule; and

(vi) putting in place processes to be able to:

(a) detect and promptly contain a Data Breach; and

(b) reasonably assist the Controller (following a Data Breach) to assess the risk to individuals and determine whether Data Breach notifications and/or breach communications are required.

Sub-Processing

3.5 Subject to paragraph 3.7, a Processor shall have general authorisation to engage another data processor to process Personal Data (a "**Sub-Processor"**) provided that it:

(A) notifies the Controller 30 Business Days in advance of any new or replacement Sub-Processor it wishes to engage and such Notice shall include documentation that will allow the Controller to understand the security profile of the proposed Sub-Processor, including the results of any due diligence that the Processor has undertaken in relation to the proposed Sub-Processor's procedures and mechanisms in accordance with Article 32 of the GDPR (or the equivalent provision of any other piece of Applicable Law); and

(B) complies with its obligations in paragraph 3.6, paragraph 3.78 and paragraphs 3.10 to 3.16.

3.6 Within 10 Business Days of having been Notified of the addition or replacement of any Sub-Processor, the Controller shall Notify the Processor either: (i) of its acceptance of the addition or replacement; or (ii) of its objections to the addition or replacement (an "**Objection Notice**") and such Objection Notice shall contain clear supporting reasons and/or supporting evidence explaining why the appointment has been objected to. The parties agree they shall have discussions in good faith to try to resolve the issue or concerns identified by the Controller in its Objection Notice. If the objections are not withdrawn or if no agreement is reached on this within 10 Business Days, either Party shall have the right to terminate the provisions of this Schedule (to the extent that those provisions relate to Personal Data that is the subject of an objection) before the Personal Data is communicated to the new Sub-Processor.

3.7 Notwithstanding paragraphs 3.5 and 3.6 above, a Processor shall hereby have general authorisation to appoint any member of its Group as Sub-Processor.

3.8 If, at any time, a Sub-Processor is engaged, the Processor shall ensure that such Sub-Processor is bound by the terms of a contract which imposes on such Sub-Processor data protection obligations that are similar and no less onerous that those set out in this Schedule and, in particular, the Processor shall obtain sufficient guarantees from the Sub-Processor that it shall implement appropriate technical and organisational measures in such a manner that the processing shall meet the requirements of DP Law.

3.9 A Processor shall not be relieved of any of its obligations under this Schedule, and shall remain fully liable to the Controller for the performance of the Sub-Processor's obligations and for its acts and omissions.

Assistance by the Processor

3.10 A Processor shall:

(A) taking into account the nature of the processing assist (at the Controller's cost) the Controller by appropriate technical and organisational measures as far as this is reasonably possible for the fulfilment of the Controller's obligation to respond to requests for exercising the Data Subject's rights under DP Law;

(B) promptly provide to the Controller (at the Controller's cost) such assistance as the Controller may from time to time reasonably require to enable it to comply with its security, data breach notification, impact assessment, prior consultation, record keeping and audit responsibilities under DP Law,

and each party shall be permitted, for the purposes of this paragraph 3.10, to act in accordance with its own relevant internal policies, which shall include for the avoidance of doubt any "data request process document" (however so called) drafted jointly by the parties to govern the sharing of Personal Data pursuant to this Agreement, in each case as amended from time-to-time and solely to the extent that any such policies are compliant with DP Law.

Processor Data Breaches and interactions with Regulators

3.11 In the event of a Data Breach, a Processor shall Notify the Controller promptly (and in any event within 36 hours) of identifying such Data Breach, and together with such notice, provide:

(A) a point of contact within the Processor who shall liaise with and, as soon as it becomes available, provide further information to, the Controller;

(B) a written description of the nature of, and facts known relating to, the Data Breach, including details of the:

(i) categories and approximate numbers of the Data Subjects (and identities of Data Subjects if known), categories of Personal Data and Personal Data records concerned;

(ii) likely causes, effects and consequences of the Data Breach and details of whether any Personal Data was encrypted; and

(iii) measures taken or proposed to be taken to address the Data Breach including any measures to mitigate any possible adverse effects;

and where, but only in so far as, it is not possible to provide the information referred to in this sub-paragraph (B) at the same time as the Notification, such information shall be provided as soon as that information becomes available (and in such a manner as to enable the Controller to make any Data Breach notification and to meet its documentation obligations).

3.12 Following the Processor becoming aware of any Data Breach it shall:

(A) take such steps, on an ongoing basis, as are reasonably necessary to provide the Controller with the information necessary for it to comply with its Data Breach notification, data communication and documentation obligations;

(B) not disclose any information about the Data Breach (including to any Regulator or to any of the Controller's affected Data Subjects) without the Controller's prior written consent, except:

(i) where it is required to do so by Applicable Law but always subject to Notifying the Controller in advance and taking on board reasonable requests from the Controller, unless that Applicable Law prohibits such notification on important grounds of public interest); or

(ii) to its own customers to the extent the Data Breach affects them.

(C) provide reasonable assistance to the Controller with the implementation of its contingency plans and other mitigation activities relating to such Data Breach and (unless otherwise agreed with Controller) take prompt action to stop the Data Breach, recover any Personal Data or other information and fix any vulnerabilities to prevent further Data Breaches.

3.13 The Processor shall provide reasonable assistance to the Controller with making any mandatory notifications to Regulators and/or affected Data Subjects in the event of a Data Breach.

Data retention, compliance and audits of a Processor

3.14 A Processor shall:

(A) following the termination or expiry of the Agreement (or relevant part thereof), at the Controller's discretion, either promptly return to the Controller all of the Personal Data (or relevant part thereof, including all existing copies), delete all of the Personal Data (or relevant part thereof, including all existing copies), or put beyond use all of the Personal Data (or relevant part thereof, including all existing copies) and certify the same in writing, unless such Personal Data is required to be retained by the Processor under any applicable law or in compliance with the terms of the Processor's own data retention policies;

(B) make available to the Controller all reasonable information necessary to demonstrate compliance with this paragraph 3;

(C) subject to paragraph 3.15, allow for and contribute to audits and inspections conducted by the Controller, its representatives or other auditors mandated by the Controller, during Working Hours and no more than once per calendar year, and subject to compliance with all the Processor's reasonable requests in relation to security and confidentiality, with any such audit or inspection being carried out at the sole expense of the Controller and conducted remotely unless absolutely necessary, and only on providing four weeks' prior Notice to the Processor; and

(D) with regard to sub-paragraph (B) and (C), promptly inform the Controller if, in its opinion, an instruction from the Controller infringes DP Law.

3.15 The Processor shall allow for and contribute to audits and inspections more frequently than once per calendar year if requested by the Controller in connection with a:

(A) Data Breach affecting Personal Data held by the Processor;

(B) breach of this Schedule by the Processor;

(C) requirement from a Regulator; or

(D) requirement under the terms of any other Applicable Law,

and, in any such circumstance, the audit shall be carried out at the sole expense of the Processor for an audit under paragraph 3.15(A) (which the Data Breach is attributable to the Processor) or 3.15(B), and at the sole expense of the Controller for an audit under paragraph 3.15(A) (where the Data Breach is attributable to the Controller), 3.15(C) or 3.15(D).

International transfers by a Processor

3.16 A Processor shall only make an onward International Transfer in compliance with:

(A) the Controller's documented instructions, unless the transfer is required by European Union, Member State or (when the UK has left the European Union) UK law to which the Processor is subject and provided it Notifies the Controller of that legal requirement and the proposed transfer before such transfer takes place (unless that law prohibits such information being disclosed on important grounds of public interest);

(B) the provisions of this Schedule, including in relation to sub-processing; and

(C) DP Law.

3.17 Prior to an International Transfer, unless a relevant Adequacy Decision or Binding Corporate Rules are in place, the relevant party agrees to enter into appropriate SCPCs to ensure the relevant International Transfer is permitted under the GDPR, and that party will review the contents of the Annex to all relevant SCPCs to ensure that they remain correct (and otherwise update the Annex to those SCPCs in accordance with clause 26.4 of the Agreement).

3.18 The parties agree to annually review the Annex of the relevant SCPCs to ensure their contents remain correct and otherwise ensure the Annexes are kept up to date in accordance with clause 26.4 of the Agreement.

3.19 To the extent there is a conflict between the terms of the relevant SCPCs and any other terms of this Agreement, the terms of the relevant SCPCs shall prevail.

3.20 The parties agree that, when the UK leaves the European Union, if there is no Adequacy Decision in place, they shall enter into UK SCPCs where there is an International Transfer from the UK and the relevant other SCPCs where there is an International Transfer to the UK.

4. Controller to Controller Provisions

4.1 The parties agree that the terms of this paragraph 4 shall apply to any processing undertaken by either party as described in sub-paragraph 4.2, below.

4.2 Each party acknowledges and agrees that any Personal Data it holds which relates to the other party, which is required by that other party (the "**Receiving Controller**") for the purposes of its legal or regulatory obligations, shall be provided by the party holding the Personal Data (the "**Providing Controller**") on the basis of a controller to controller transfer, and each party shall act as an independent controller of the relevant Personal Data.

4.3 A Receiving Controller shall:

(A) comply with its obligations under DP Law;

(B) ensure that Personal Data it receives shall only be accessible by its Personnel to the extent necessary to properly perform their duties in relation to this Agreement, who are informed of its confidential nature and the security procedures relating to it, and who are contractually bound to maintain its confidentiality; and

(C) take all measures required by DP Law, including implementing appropriate technical and organisational measures to ensure a level of security appropriate to the risk (taking into account the state of the art, the costs of implementation and the nature, scope, context and purposes of processing as well as the risks for the rights and freedoms of natural persons) presented by processing, in particular from accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to Personal Data transmitted, stored or otherwise processed. Such measures shall include (as appropriate):

(i) pseudonymising and encrypting Personal Data;

(ii) ensuring the ongoing confidentiality, integrity, availability and resilience of processing systems and services;

(iii) restoring the availability and access to Personal Data in a timely manner in the event of a physical or technical incident;

(iv) regularly testing, assessing and evaluating the effectiveness of technical and organisational measures for ensuring the security of the processing (and having suitable process to do so);

(v) complying with any security provisions in this Schedule; and

(vi) putting in place processes to be able to:

(a) detect and promptly contain a Data Breach; and

(b) reasonably assist the other Controller (following a Data Breach) to assess the risk to individuals and determine whether Data Breach notifications and/or breach communications are required.

Assistance and data access rights

4.4 If either party receives a request from an individual regarding the Personal Data it holds about that individual in connection with the Agreement or to otherwise exercise their Data Subject rights under DP Law, it shall promptly provide to the other party (at that party's cost) such assistance as that party may from time to time reasonably require to enable it to comply with its obligations and responsibilities under DP Law.

Data Breaches and interactions with Regulators

4.5 The Receiving Controller will notify the other party, without undue delay, if it becomes aware of any unauthorised or unlawful processing, loss, corruption or destruction of, or damage to, a material amount of the Personal Data it processes in connection with the Agreement that, in its view, may result in a risk to the rights and freedoms of individuals.

4.6 If either party receives any complaint, notice or communication from a Regulator which relates directly or indirectly to the other party's: (i) processing of Personal Data; or (ii) a potential failure to comply with DP Law, the recipient of such complaint, notice or communication shall, to the extent permitted by law, promptly forward the complaint, notice or communication to the other party and provide the other party with reasonable co-operation and assistance in relation to the same.

Data retention and audits

4.7 The Receiving Controller shall retain Personal Data received from the Providing Controller for a period which is no longer than it is reasonably required to hold such data, having regard to the purposes for which such data is processed or to be processed.

4.8 Subject to sub-paragraph 4.9, the Receiving Controller shall allow for and contribute to audits and inspections conducted by the Providing Controller, its representatives or other auditors mandated by the Providing Controller, during Working Hours and no more than once per calendar year, and subject to compliance with all the Receiving Controller's reasonable requests in relation to security and confidentiality, with any such audit or inspection being carried out at the sole expense of the Providing Controller and conducted remotely unless absolutely necessary, and only on providing four weeks' prior Notice to the Receiving Controller.

4.9 The Receiving Controller shall allow for and contribute to audits and inspections more frequently than once per calendar year if requested by the Providing Controller in connection with a:

(A) Data Breach affecting Personal Data held by the Receiving Controller;

(B) breach of this Schedule by the Receiving Controller;

(C) requirement from a Regulator; or

(D) requirement under the terms of any other Applicable Law,

and, in any such circumstance, the audit shall be carried out at the sole expense of the Receiving Controller for an audit under paragraph 4.9(A) (where the Data Breach is attributable to the Receiving Controller) or 4.9(B), and at the sole expense of the Providing Controller for an audit under paragraph 4.9(A) (where the Data Breach is attributable to the Providing Controller), 4.9(C) or 4.8(D).

International transfers by a Controller

4.10 Prior to an International Transfer, unless a relevant Adequacy Decision exists or Binding Corporate Rules are in place, the transferring Controller agrees to enter into appropriate SCCCs or SCPCs (as applicable) to ensure that the International Transfer is permitted under DP Law, and that party will review the contents of the Annex to all relevant SCCCs or SCPCs (as applicable) to ensure that they remain correct (and otherwise update the Annex to those SCCCs or SCPCs in accordance with clause 26.4 of the Agreement).

4.11 The parties agree to annually review the Annex of the relevant SCCCs or SCPCs (as applicable) to ensure that their contents remain correct and otherwise ensure the Annexes are kept up to date in accordance with clause 26.4 of the Agreement.

4.12 To the extent there is a conflict between the terms of the relevant SCCCs or SCPCs (as applicable) and any other terms of the Agreement, the terms of the relevant SCCCs or SCPCs shall prevail.

4.13 The parties agree that, when the UK leaves the European Union, if there is no Adequacy Decision in place, they shall enter into UK SCCCs or UK SCPCs (as applicable) where there is an International Transfer from the UK and the relevant applicable SCCCs or SCPCs where there is an International Transfer to the UK.

Appendix 1

Types of Personal Data to be processed	Nature and purpose of processing	Categories of data subjects	Subject matter of processing	Duration of processing
The Personal Data processed comprises the following categories of data: • Names • Title (including job title) • Contact details (telephone numbers and email addresses) • Location • Addresses • Date of Birth • ID documentation • Details of Shares or Units held • Banking information • IP addresses • Family and dependant information • Employment records • Health and bio-metric information • Photographs and image data • KYC and due diligence related information	In order to give effect to the agreed data-sharing arrangements, M&G may act in the capacity of data processor for Prudential. The parties may in addition, from time to time, also act in the capacity of as data controllers.	The Personal Data processed relates to the following categories of Data Subjects: • Directors, agents, contractors, employees and prospective employees of the parties; • Customers, clients and third-party contacts of the parties (including investors; and • Prospective customers, clients and third-party contacts of the parties (including investors)	Pursuant to clause 11 of the Agreement, M&G will continue to hold co-mingled Personal Data. relating to both parties. Personal Data processing arrangements to allow, amongst other things, access to the co-mingled Personal Data, of the parties are required. M&G will retain and allow access to Personal Data residing within certain electronic, hard copy, archive, file stores and applications.	The parties will continue to process the Personal Data for as long as the agreed data-sharing arrangement is required or until deletion of Personal Data is possible in accordance with the relevant data retention policies.

Appendix 2

Types of Personal Data to be processed	Nature and purpose of processing	Categories of data subjects	Subject matter of processing	Duration of processing
The Personal Data processed comprises the following categories of data: • Names • Title (including job title) • Contact details (telephone numbers and email addresses) • Location • Addresses • Date of Birth • ID documentation • National Insurance details • Details of Shares or Units held • Banking information • IP addresses • Family and dependant information • Employment records • Health and bio-metric information • Photographs and image data • KYC and due diligence related information	In order to give effect to the agreed data-sharing arrangements, Prudential may act in the capacity of data processor for M&G. The parties may in addition, from time to time, also act in the capacity of data controllers.	The Personal Data processed relates to the following categories of Data Subjects: • Directors, agents, contractors, employees and prospective employees of the parties; • Customers, clients and third-party contacts of the parties (including investors; and • Prospective customers, clients and third-party contacts of the parties (including investors)	Pursuant to clause 11 of the Agreement, Prudential will continue to hold co-mingled Personal Data relating to both parties. Personal Data processing arrangements to allow, amongst other things, access to the co-mingled Personal Data, of the parties are required. Prudential will retain and allow access to Personal Data residing within certain electronic, hard copy, archive, file stores and applications.	The parties will continue to process the Personal Data for as long as the agreed data-sharing arrangement is required or until deletion of Personal Data is possible in accordance with the relevant data retention policies.

SCHEDULE 5
Employee Share Schemes

Prudential and M&G agree that, as a consequence of the Demerger, participants in the Prudential Share Schemes who are employed by the Demerging Group as at the Demerger Record Time will, with effect from and conditional upon Completion, be entitled to receive the rights granted under the relevant Prudential Share Scheme in accordance with the rules of the relevant Prudential Share Scheme. These rights can be summarised as follows:

1. General

Where in this Schedule 5 reference is made to an employee of the Demerging Group being granted an equivalent award over M&G Shares (the "**New Award**"):

(a) the number of M&G Shares over which the New Award is granted will be calculated by reference to the average mid-market closing prices over:

(i) in relation to a Prudential Share, the last five dealing days when that Prudential Share carries the right to receive the Demerger Dividend; and

(ii) in relation to an M&G Share, the first five dealing days following Completion

or on such other basis as is permitted by the rules of the relevant plan;

(b) the New Award will be granted subject to the terms of the share plan relating to the option over, or award of, Prudential Shares in respect of which the New Award is granted, except that references in those terms to the "Company" will be to M&G and references to "Shares" will be to M&G Shares; and

(c) M&G will execute a deed of grant to give legal effect to the New Award as soon as reasonably practicable following Completion.

New Awards will be granted on the same terms, so far as practicable, as the existing option or award which they replace, including the terms as to vesting and as to the application of malus or clawback. Where performance conditions apply to the existing award, the performance conditions applied to the New Award will be such as to be, in the reasonable opinion of M&G, no more and no less difficult to achieve than those applicable to the existing awards would have been, had the Demerger not taken place.

2. Prudential Share Schemes

2.1 Prudential Savings-Related Share Option Scheme

Demerging Group employees will be treated as good leavers and may exercise their option(s) within six months of Completion using the savings they have made up to the point of exercise. In line with HMRC guidance and standard practice for good leavers, Demerging Group employees may continue to save during this six month period following Completion to maximise the extent to which their option(s) may be exercised. To the extent not exercised, options will lapse.

2.2 Prudential International Savings-Related Share Option Scheme

Options granted to Demerging Group employees will not vest on Completion but will be automatically exchanged for an equivalent award granted by M&G. These employees may exercise their equivalent awards within six months of Completion. In line with common practice for good leavers, Demerging Group employees may continue to save during this six month period following Completion to maximise the extent to which their awards(s) may be exercised. To the extent not exercised, those awards will lapse.

2.3 Prudential Group Share Incentive Plan (Group SIP), Prudential Services Limited Share Incentive Plan (Services SIP), Prudential Europe Share Participation Plan (ESPP) and Prudential UK Services Limited Share Incentive Plan (PUKSL SIP)

Participants in these plans will receive the Demerger Dividend in the same way as other Prudential Shareholders. Demerging Group employees will not be able to acquire any further Prudential Shares under the plans following Completion.

The Demerging Group employees participating in the Group SIP and the Services SIP will be treated as good leavers under the relevant plan rules and their M&G Shares and Prudential Shares will be transferred to them following Completion.

Prudential Shares (and the M&G Shares representing the Demerger Dividend in respect of those Prudential Shares) held by ESPP and PUKSL SIP participants will continue to be held subject to the terms of the relevant plan on the same terms until the original release date prescribed for those Prudential Shares in accordance with the plan rules.

2.4 Prudential Corporation Asia All-Employee Share Purchase Plan

Any savings made by employees of the Demerging Group which have not been used in the purchase of Prudential Shares will not be applied in the purchase of Prudential Shares but will instead be applied in the purchase of M&G Shares. Employees of the Demerging Group will not be entitled to make any savings under the plan following Completion. Any unvested matching share award over Prudential Shares granted to an employee of the Demerging Group under the plan will not vest but will be exchanged for an equivalent award over M&G Shares, which will vest as soon as reasonably practicable after Completion.

2.5 Prudential Group Deferred Bonus Plan 2010, Prudential Corporation Asia Deferred Bonus Plan, PruCap Business Deferred Bonus Plan and Prudential Deferred Annual Incentive Plan 2013

Awards granted to employees of the Demerging Group will not vest on Completion but will be automatically exchanged for an equivalent award granted by M&G.

2.6 Prudential Long-Term Incentive Plan and PCA Long-Term Incentive Plan

Awards granted to employees of the Demerging Group will not vest on Completion but will be automatically exchanged for an equivalent award granted by M&G.

2.7 Prudential Restricted Share Plan 2015

Awards granted to employees of the Demerging Group will not vest on Completion but will be automatically exchanged for an equivalent award granted by M&G.

3. M&G Share Schemes

Employees of the Prudential Group participating in the PUKSL SIP will be treated as good leavers under the relevant plan rules and their M&G Shares and Prudential Shares will be transferred to them following Completion.

Demerging Group employees will not be eligible to be granted any further share options or awards under the Prudential Share Schemes. The M&G remuneration committee may determine future eligibility for Demerging Group employees under any M&G incentive plans including share schemes.

4. Tax

In the event that (a) a share award (other than a share option) held by a Demerging Group employee vests, or (b) a Demerging Group employee exercises a share option in relation to Prudential Shares on or after Completion, or (c) any other event occurs that gives rise to a reportable event under section 421K of the Income Tax (Earnings and Pensions) Act 2003 ("**ITEPA**") in relation to any employment related securities owned by a Demerging Group employee (or which would be such a reportable event if the Demerging Group employee was subject to income tax in the United Kingdom under ITEPA) under any Prudential Share Scheme after Completion (each a "**Notifiable Event**"), then:

(a) Prudential will, within seven days of the earlier of the Notifiable Event and the date of receipt of the relevant exercise notice (in the case of a share option) or the Notifiable Event (in the case of a share award), notify M&G of:

   (i) the nature of the Notifiable Event;

   (ii) the identity of the Demerging Group employee;

   (iii) the amount that is subject to income tax in respect of the relevant option or award relating to that Notifiable Event; and

   (iv) where applicable, the date of grant of the relevant option or award.

(b) M&G will, within seven days of such notification, notify Prudential of the rate at which it is required to withhold income tax and employee social security contributions;

(c) subject to receiving the notification referred to in paragraph (b) above, Prudential will withhold the amount necessary, to the extent permissible in accordance with the rules of the relevant Prudential Share Scheme, by way of a sale of shares received on the exercise of the option or vesting of the award to meet the income tax and employee social security contributions and transfer such amount to M&G within seven days of such notification, so that M&G can discharge any obligations it has to account for such

income tax and employee social security contributions to the relevant tax authorities; and

(d) Prudential will provide to M&G or the relevant employing company of the Demerging Group with all information that the company is required to notify to the relevant Tax Authorities in respect of that Notifiable Event, by the earlier of:

(i) 20 Business Days after a request for such information from M&G or the relevant employing company; and

(ii) 6 May immediately following the end of the tax year in which the Notifiable Event occurs.

SCHEDULE 6
Insurance

1. Each party shall provide to the other party, upon reasonable request, access to all insurance policies that have:

   (a) been issued to the Pre-Demerger Group, up to but excluding the date of Completion; and

   (b) been issued on an occurrence or discovery basis to the benefit of Prudential and M&G in respect of claims arising from pre-completion events.

2. Subject to paragraph 3, Prudential and M&G shall, from Completion, provide such reasonable assistance for the purpose of making and pursuing claims under any such policies as any member of the Other Group may reasonably request (the "**Insurance Administration Services**") in respect of any occurrence, claim or circumstance that:

   (a) arises in part or in whole prior to Completion; and/or

   (b) falls within the scope of cover of any relevant policy in place in respect of such period; and

      (i) in relation to occurrence-based policies, was notified prior to Completion (under any relevant policy) or was incurred, in part or in whole, prior to Completion but not reported prior to Completion; or

      (ii) in relation to claims-made policies, was notified, or any circumstances which, in the liable party's reasonable discretion, may lead to a claim, were notified, prior to Completion or, where relevant, within any discovery period applicable to such claims-made policies,

   provided whichever party is making the claim shall have responsibility for pursuing any such claim.

3. Prudential and M&G shall only provide assistance to any Other Group company in respect of making any claim referred in paragraph 2 to the extent that such assistance from such party would not, in the reasonable opinion of such party, constitute a regulated activity for the purposes of FSMA and any related legislation or would otherwise constitute a regulated or unlawful activity under applicable law.

4. Prudential shall bear or shall procure that the relevant Prudential Group Company shall bear the excess of the amount insured in respect of any such claim of a Prudential Group Company as referred to in paragraph 2, and M&G shall bear or shall procure that the relevant M&G Group Company shall bear the excess of the amount insured in respect of any such claim of a M&G Group Company as referred to in paragraph 2.

5. Prudential shall procure that the proceeds which it receives (less an amount equal to any Tax payable thereon) in connection with a coverage claim brought by or relating to any M&G Group Company shall be paid promptly to the relevant M&G Group Company that suffered the loss or

liability underlying such proceeds and, pending such payment, such proceeds shall be held on trust for the relevant M&G Group Company.

6. Prudential and M&G will consult each other where access to the other party's knowledge and resource is reasonably necessary for the proper operation of the Insurance Administration Services.

7. Where a director or officer of the Prudential Group or the Demerging Group has a deed poll of indemnity, Prudential agrees that it will comply with its obligations to indemnify those persons who were directors and officers of the M&G Group Companies immediately prior to Completion in accordance with the terms of any such deed poll of indemnity.

8. Prudential and M&G shall, and shall procure that, all claims and known incidents occurring prior to Completion which could result in a claim after Completion have been or will be notified to the relevant insurers prior to Completion.

9. Where an insurance policy is insufficient to pay all covered liabilities of the Demerging Group and the Prudential Group, claims of the Demerging Group and the Prudential Group will be prioritised in accordance with the provisions of the relevant insurance policies. Both M&G and Prudential undertake not to take any act or make any omission with the intention of altering the order and amounts in which insurers make pay-outs which would unfairly prejudice the ability of the other party to receive payments under the relevant policies.

IN WITNESS of which this document has been executed as a deed on the date which appears on page 1 above.

Executed as a deed by **PRUDENTIAL PLC** acting by a director in the presence of:	))))	.... Director

Witness's Signature: Oliver Gratton

Name (print): OLIVER GRATTON

Occupation: SOLICITOR

Address: SLAUGHTER AND MAY
ONE BUNHILL ROW
LONDON EC1Y 8YY

....

Executed as a deed by **M&G PLC** acting by a director in the presence of:	))))	.... Director

Witness's Signature: ....

Name (print): ....

Occupation: ....

Address: ....

....

....

IN WITNESS of which this document has been executed as a deed on the date which appears on page 1 above.

Executed as a deed by **PRUDENTIAL PLC** acting by a director in the presence of:	) ....) Director))

Witness's Signature: ....

Name (print) ....

Occupation: ....

Address: ....

....

....

Executed as a deed by **M&G PLC** acting by a director in the presence of:	) [signature] ....) Director))

Witness's Signature: [signature]

Name (print) RICHARD BISHOP

Occupation: TRAINEE SOLICITOR

Address: Slaughter and May
One Bunhill Row
London
EC1Y 8YY